UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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ClubCorp Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 2, 2017

Dear Fellow Stockholder:
We cordially invite you to the 2017 Annual Meeting of Stockholders of ClubCorp Holdings, Inc. The meeting is at 9:00 a.m., Central Time, on July 10, 2017 at La Cima Club, 5215 North O’Connor Boulevard, The Tower at Williams Square, Suite 2600, Irving, Texas 75039.
At the meeting, we will elect four members to our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business.
YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning the enclosed proxy card or you may vote in person at the annual meeting.
We extend our thanks for your continued investment in ClubCorp Holdings, Inc. and look forward to seeing you at the annual meeting.

John A. Beckert	Eric L. Affeldt
Chairman of the Board of Directors	Chief Executive Officer

HOW TO VOTE
There are four ways you may vote, as explained in the detailed instructions on the enclosed proxy card.

•
Internet. If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your proxy card in order to vote by Internet.

•
Telephone. If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your proxy card in order to vote by telephone.

•
Proxy Card. You may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•
In Person at the Annual Meeting. Vote in person by attending the annual meeting. If your shares are held in the name of a bank, broker or other holder of record and you want to vote in person, then you will need to obtain a legal proxy from the institution or person that holds your shares indicating that you were the beneficial owner of such shares at the close of business on May 26, 2017.

If you vote on the Internet or by telephone, you do not need to return a proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.
ANNUAL MEETING ADMISSION
Proof of ownership of ClubCorp Holdings, Inc. stock at the close of business on May 26, 2017 must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification.
If you are a stockholder of record, please bring a copy of the enclosed proxy card.
If your shares are held in the name of a bank, broker or other holder of record, please bring any of the following with you to the annual meeting: (1) the notice or voting instruction form you received from your bank, brokerage firm or other nominee; (2) a brokerage statement; or (3) other proof evidencing your ownership at the close of business on May 26, 2017. Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.

CLUBCORP HOLDINGS, INC.
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. (Central Time) on July 10, 2017
Place	La Cima Club, 5215 North O’Connor Boulevard, The Tower at Williams Square, Suite 2600, Irving, Texas 75039
Purpose	1	To elect four Class I directors to serve for a term of three years.
	2	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
	3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.
	4	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on May 26, 2017.
Proxy Voting	Your vote is important. You may vote in one of four ways:
	•	via the Internet using instructions on the enclosed proxy card;
	•	by calling the toll-free number on the enclosed proxy card;
	•	by signing, dating and returning the enclosed proxy card; or
	•	in person by attending the annual meeting.

On behalf of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy
Dallas, Texas
June 2, 2017

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on July 10, 2017

Our Proxy Statement and the 2016 Annual Report are available at ir.clubcorp.com under Financial Information/SEC Filings. The information contained on our website is not part of this document.

CLUBCORP HOLDINGS, INC.
____________________________________________________________________________

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
To be held on July 10, 2017
____________________________________________________________________________

TABLE OF CONTENTS

PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	1

ITEM 1 ON THE PROXY CARD-ELECTION OF DIRECTORS	4

Directors and Nominees for Election as Directors	5

Continuing Directors	7

Role and Responsibility of the Board of Directors	9

Corporate Governance Matters	9

BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS AND MEETINGS HELD DURING FISCAL YEAR 2016	14

AUDIT COMMITTEE REPORT	15

BENEFICIAL OWNERSHIP OF VOTING SECURITIES	17

DIRECTORS AND EXECUTIVE OFFICERS	18

COMPENSATION DISCUSSION AND ANALYSIS	20

COMPENSATION COMMITTEE REPORT	33

COMPENSATION OF EXECUTIVE OFFICERS	34

ITEM 2 ON THE PROXY CARD-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	43

ITEM 3 ON THE PROXY CARD-RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017	44

ADDITIONAL INFORMATION	45

PROXY STATEMENT
The board of directors of ClubCorp Holdings, Inc. (the “Company”) is soliciting proxies for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). This proxy statement and the enclosed proxy card contain information about the proposals that will be voted on at the annual meeting. This proxy statement and the Annual Report on Form 10-K for the year ended December 27, 2016 are first being mailed or made available on the Internet on or about June 2, 2017.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who may vote and how many votes do I have?
Common stockholders of record at the close of business on May 26, 2017 may vote. As of that date there were outstanding and entitled to vote 65,528,828 shares of our common stock. For each matter presented for a vote, you have one vote for each share you own as of close of business on May 26, 2017, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•
held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•	held for you by us as shares of restricted stock under any of our equity incentive plans.

How do proxies work?
The board of directors of the Company (the “Board of Directors”) is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees, and you may vote for or against, or abstain from voting with regard to Proposal 2 and Proposal 3 set forth below. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows:
Proposal 1—for the election of the director nominees;
Proposal 2—for approval of the advisory vote on named executive officer compensation;
Proposal 3—for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

How do I vote?

If you were a stockholder of record at the close of business on May 26, 2017, there are four ways you may vote, as explained in the detailed instructions on the enclosed proxy card. You may:

•
vote via the Internet by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on the enclosed proxy card in order to vote by Internet;

•	vote by calling 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on the enclosed proxy card in order to vote by telephone;

•	vote by signing, dating and returning the enclosed proxy card in the enclosed envelope; or

•	vote in person by attending the annual meeting.

Please help us save time and postage costs by voting through the Internet or by telephone. Please follow the instructions on the enclosed proxy card for voting by mail or in person.
If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.

Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible.
Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on July 9, 2017 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record or in street name must be received no later than July 9, 2017.
Will anyone at the Company know how I vote?
Broadridge Investor Communication Solutions, Inc., the independent proxy tabulator we use, will count the votes and act as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees.
What does it mean if I receive more than one proxy card?
You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank, broker or other nominee, you may also receive proxy materials from them asking how you want to vote. If the names on your accounts are different, you will receive more than one proxy card.
If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.
Can I change my vote?
You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by voting again via the Internet or by telephone;

•	by mailing a new proxy card with a more recent date than the prior proxy; or

•	by notifying our Secretary in writing that you are revoking your proxy.
You may also revoke your proxy by voting in person at the annual meeting.
How do I attend the annual meeting? What do I need to bring?
You need to bring a valid picture identification (such as a driver’s license or passport).
You also need to bring documentation showing that you owned shares in the Company at the close of business on May 26, 2017.
If you are a stockholder of record, please bring:

•	a copy of the enclosed proxy card. You will need to bring this proxy card as evidence of ownership regardless of whether you intend to vote using such proxy card.

If you own your shares through your bank, brokerage firm or other nominee, please bring either:

•	the notice or voting instruction form you received from your bank, brokerage firm or other nominee; or

•	a brokerage statement reflecting your ownership of shares in the Company at the close of business on May 26, 2017.

Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.
Please note that upon admission to the meeting, you will not be able to vote your shares at the meeting without a legal proxy from your bank, brokerage firm or other nominee.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.
What constitutes a “quorum” for the meeting?
A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the outstanding voting power of the Company’s common stock. Broker “non-votes” and abstentions will be counted for purposes of determining whether a quorum is present at the meeting.
What is a broker “non-vote”?
If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees, advisory vote to approve the compensation of executive officers or certain stockholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see “How many votes are needed?”), broker “non-votes” do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.
How many votes are needed?
If a quorum is present, directors will be elected by a plurality of the votes cast. Any other proposal being considered will be approved only if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals.
If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Item 3, but cannot exercise its discretionary authority to vote your shares regarding any other item.
The outcome of Item 2 (non-binding advisory vote to approve the compensation paid to our named executive officers) will not be binding on the Board of Directors. Therefore, there is no “required vote” on these resolutions. The Board of Directors will consider the outcomes of these advisory votes in determining how to proceed following the annual meeting.
Who pays for the cost of preparing and mailing this statement and the solicitation of proxies pursuant to this statement?
We pay the cost of preparing and mailing this Proxy Statement, the enclosed proxy card and other materials relating to the solicitation of proxies in support of the proposals set forth herein. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders. Certain of our directors and employees may solicit proxies, for which they will not receive any additional compensation. In addition, the Company has retained MacKenzie Partners, Inc. for proxy solicitation services in connection the annual meeting for a fee of $7,500 plus reimbursement of out-of-pocket expenses.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside. Each stockholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.
Please see “Additional Information—Householding” below or contact our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com for more information on this important stockholder program.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:

•	for the election of the director nominees nominated by the Board of Directors and appearing on the enclosed proxy card;

•	for approval of the advisory vote on named executive officer compensation; and

•	for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to print, we did not know of any matters to be raised at the annual meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the annual meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

ITEM 1 ON THE PROXY CARD
ELECTION OF DIRECTORS
Directors and Nominees for Election as Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of ten (10) directors. Subject to certain provisions in our amended and restated articles of incorporation, our amended and restated bylaws establish a range for the authorized number of directors comprising our Board of Directors of not less than three but not more than fifteen, with the actual number to be fixed from time to time by resolution of our Board of Directors.
In accordance with our amended and restated articles of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	Our class I directors are Eric L. Affeldt, Arthur J. Lamb III, Margaret M. Spellings and Simon M. Turner and their term will expire at the annual meeting of stockholders to be held in 2017.

•	Our class II directors are Louis J. Grabowsky, Janet E. Grove and Emanuel R. Pearlman and their term will expire at the annual meeting of stockholders to be held in 2018.

•	Our class III directors are John A. Beckert, Douglas H. Brooks and William E. Sullivan and their term will expire at the annual meeting of stockholders to be held in 2019.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing a change of our management or a change in control.
The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee and in accordance with the Director Nomination Agreement (as described below under the caption “—Director Nomination Agreement”), has unanimously nominated Eric L. Affeldt, Arthur J. Lamb III, Margaret M. Spellings and Simon M. Turner for election as Class I directors. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our Board of Directors or the Board of Directors may reduce the number of directors.

The Board of Directors seeks to ensure that the Board is composed of members whose experience, qualifications, attributes and skills, when taken together, will allow it to satisfy its oversight responsibilities effectively in light of the Company's business and the laws and stock exchange rules that govern its affairs. In assessing the experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board of Directors to conclude that each director has the appropriate qualifications to serve as a director of the Company, the Board focused on the information discussed in each of the director nominees' individual biographies set forth on pages 7 to 10 of this Proxy Statement. The Board of Directors also considered the terms of the Director Nomination Agreement in considering nominees.

Our Board of Directors is composed of active and former chief executive officers, presidents, chief financial officers, managing partners and other senior executives of large, complex organizations and individuals with extensive experience in the hospitality, recreation, restaurant and retail industries (among others), operations, human resources, finance, marketing, branding, investment and auditing. Many members of our Board of Directors also serve or have previously served on the boards of directors of other publicly traded companies and have a deep working knowledge of matters common to large publicly traded companies, including experience with corporate governance, financial statement preparation, compensation determinations, regulatory compliance and public affairs. Our Board of Directors believes that our Company benefits from the mix of perspectives, skills and experiences represented by the director nominees and continuing directors named below.

Director Nomination Agreement

On May 12, 2017, the Company entered into an agreement (the “Agreement”) with FrontFour Capital Group LLC and certain of its affiliates (collectively, “FrontFour”). FrontFour previously delivered to the Company a nomination letter, dated

March 9, 2017 and supplemented on March 14, 2017 (the “Nomination Letter”), notifying the Company of its intent to nominate candidates for election to the Board at the 2017 Annual Meeting.

Pursuant to the Agreement, FrontFour irrevocably withdrew the Nomination Letter and agreed to immediately and irrevocably terminate all other solicitation and other activities related to the 2017 Annual Meeting. Furthermore, FrontFour agreed not to nominate any person for election at the 2017 Annual Meeting, submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, or publicly or privately encourage or support any other stockholder to take any of the foregoing actions.

Under the Agreement, the Board of Directors agreed to increase the size of the Board to ten members and to appoint Simon M. Turner as a class I director and Emanuel R. Pearlman as a class II director. Under the terms of the Agreement, the Company agreed to include Mr. Turner on the Company’s slate of director nominees standing for election at the 2017 Annual Meeting and recommend and solicit proxies for the election of Mr. Turner at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting

The Agreement further provides that the Board of Directors will appoint Mr. Turner, so long as he is a member of the Board, to the Nominating and Corporate Governance Committee of the Board (to the extent Mr. Turner elects to serve as a member of such committee) and Mr. Pearlman, so long as he is a member of the Board, to the Strategic Review Committee of the Board (to the extent such committee remains in place and Mr. Pearlman elects to serve as a member of such committee), and to consider each of Messrs. Turner and Pearlman for other Board committee appointments in connection with the Board’s review of committee composition. Under the Agreement, each of Messrs. Turner and Pearlman will have full access to and participate in any Board and committee matters related to the Chief Executive Officer search and selection process to the same degree as the other members of the Board.

Under the Agreement, the Company’s obligations terminate immediately, and Mr. Pearlman will promptly offer to resign from the Board, if FrontFour ceases to beneficially own at least 2% of the outstanding shares of the Company’s common stock prior to the 2017 Annual Meeting

The Agreement further provides that FrontFour will vote all of the shares of the Company’s common stock that it beneficially owns at the 2017 Annual Meeting and any special stockholder meeting during the term of the Agreement in favor of the Company’s nominees to the Board at such meetings and in accordance with the Board’s recommendation with respect to any proposals that may be the subject of stockholder action at such meetings, unless both Glass Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) recommend against the Board on any proposal, in which case FrontFour can vote in accordance with the Glass Lewis and ISS recommendation. However, FrontFour may vote in its discretion with regards to any proposal related to any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities

During the term of the Agreement, FrontFour is also subject to certain standstill provisions under the Agreement, including, subject to certain exceptions, that FrontFour shall not:

•	make, engage in or participate in an solicitation of proxies or consents;

•	deposit any securities of the Company in any voting trust or similar arrangement;

•	own in excess of 9.9% of the Company’s common stock;

•
effect, propose, participate in or facilitate any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries;

•	engage in any “short selling” of the Company’s securities;

•	call or seek to call any meeting of stockholders;

•	seek representation on the Board, except as set forth in the Agreement;

•	seek the removal of any member of the Board;

•	make a request for any stockholder list or other Company books and records;

•	take any action in support of or make any proposal or request that constitutes:

◦	advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board;

◦	any material change in the capitalization, dividend policy or stock repurchase programs and practices of the Company;

◦	any other material change in the Company’s management, business or corporate structure; or

◦
seeking to have the Company waive or make amendments or modifications to its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

•	encourage a third party to do any of the foregoing; or

•	commence, encourage or support any derivative action in the name of the Company, or any class action against the Company.

Under the Agreement, the Company and FrontFour have also agree to mutual non-disparagement provisions.

The Company has agreed to reimburse FronFour for up to $80,000 of its reasonable and documented expenses in connection with the negotiation and entry of the Agreement.

The Agreement terminates on the date that is twenty calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for the Company’s 2018 annual meeting of stockholders.

Director Nominees

Set forth below are the names, ages and backgrounds of the four director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our Board of Directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.
Class I—Term Expiring in 2017
Eric L. Affeldt, age 59, has served as our Chief Executive Officer since December 2006 and as a director since 2006. Mr. Affeldt also served as our President from December 2006 to July 2016. Mr. Affeldt’s experience prior to joining us includes serving as a Principal of KSL Capital Partners, LLC (“KSL”) from 2005 to 2007, where he was a founding partner of the KSL Recreation Corporation. From January 2000 to March 2005, Mr. Affeldt was President of General Aviation Holdings, Inc. and from June 1998 to June 2000, he was Vice President and General Manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California. Mr. Affeldt also served as President and Chief Executive Officer of KSL Fairways Golf Corporation from January 1995 to June 1998.
Mr. Affeldt is a national Vice President of the Muscular Dystrophy Association, a member of the World Presidents’ Organization, and also serves on the board of directors and as the non-executive chairman for Cedar Fair LP. He holds a B.A. in political science and religion from Claremont McKenna College.
On April 12, 2017, Mr. Affeldt announced that he intends to retire from his role as our Chief Executive Officer upon the appointment of his successor. On June 1, 2017, Mr. Affeldt notified the Board that he intends to offer to resign as a director upon the appointment of a new Chief Executive Officer. See “Corporate Governance Matters—Succession Planning” for more information.

Mr. Affeldt brings more than twenty-five years of leadership experience in the resort and recreation industry to our Board and expertise in developing corporate strategy and assessing emerging industry trends and business operations in the industry. Mr. Affeldt is an experienced board member with a deep institutional knowledge whose leadership provides valuable corporate governance guidance to our Board.
Arthur J. Lamb III, age 54, has served as Executive Vice President Corporate Services of Southwest Airlines Co. since July 2015 and will be resigning from the company effective June 30, 2017. Mr. Lamb will be joining Highland Homes LLC as its Vice President effective July 1, 2017. Mr. Lamb previously served as Southwest Airline Co.’s Executive Vice President & Chief People & Administrative Officer from September 2011 to July 2015. From October 2007 to September 2011, he served as Southwest Airline Co.’s Senior Vice President Administration & Chief People Officer, and held other leadership positions at Southwest since he began working there in 2004. From 2000 to 2004, Mr. Lamb served in several senior leadership positions with The Staubach Company.

Mr. Lamb has been a member of our Board since 2016. Mr. Lamb holds a Bachelor’s Degree in General Studies from the West Texas A&M University and earned his Senior Professional in Human Resources certification in 2000.

Mr. Lamb brings insight into the fields of human resources, technology, real estate and corporate administration and integration to our Board based on decades of practical experience. His expertise in guiding the personnel management and administration of a large work-force and complex organization such as ours brings valuable operational perspective to our Board.

Margaret M. Spellings, age 59, has served as President of the University of North Carolina since March 2016 and has been a member of our Board since 2015. From July 2013 through February 2016, Ms. Spellings served as President of the George W. Bush Presidential Center. Ms. Spellings served as United States Secretary of Education from January 2005 to January 2009 and as Assistant to the President of the United States of America, Domestic Policy, from January 2001 to January 2005. From February 2009 to July 2013, Ms. Spellings served as President and CEO of Margaret Spellings and Company. From June 2010 to July 2013, Ms. Spellings served as President of the U.S. Chamber of Commerce Foundation.
Ms. Spellings serves on the board of directors of certain funds in the American Funds family managed by the Capital Research and Management Company, as well as on various committees including the audit committee and nominating and governance committee of several such funds. She holds a B.A. in political science from the University of Houston and was awarded an Honorary Doctorate from the University of Houston in 2006.

Ms. Spellings brings many years of leadership experience with large, complex and diverse organizations to our Board. Her expertise and insight provide guidance to our Board on strategic planning and working successfully with a number of assorted constituencies and interests.

Simon M. Turner, age 55, was President of Global Development at Starwood Hotels & Resorts from May 2008 until October 2016. Prior to joining Starwood Hotels & Resorts, Mr. Turner served as a principal at Hotel Capital Advisors, an international hotel investment advisory and asset management firm, from June 1996 until April 2008. Mr. Turner was a director of investment banking at Solomon Brothers, a global services and investment bank, from June 1987 until June 1996. He holds a B.S. in hotel administration from Cornell University.

Mr. Turner has served as a member of our Board since May 2017. He also served as a member of the board of directors and member of the audit and compensation committees of Four Seasons Hotels & Resorts from January 1997 to May 2007 and as a member of the board of directors and member of the audit committee of Fairmont Hotels & Resorts from May 2006 until January 2008.

Mr. Turner brings to our Board expertise in the hospitality and leisure industry, as well as extensive experience with real estate finance and transactions, branding in the real estate and service industry sector and the corporate governance, finance and management of large organizations.

The Board of Directors recommends that you vote FOR each of the above nominees.

Continuing Directors
Class II—Term Expiring in 2018
Louis J. Grabowsky, age 65, is a founder and Principal of Juniper Capital Management, a private equity firm, and has been a member of our Board since 2015. Prior to founding Juniper Capital, Mr. Grabowsky served as a Partner at Grant Thornton LLP, an accounting and business advisory firm, from August 2002 to July 2014 and as its Chief Operating Officer from January 2010 to July 2013. He also served as Senior Advisor, Operations at Grant Thornton from August 2013 until his retirement in July 2014. Prior to joining Grant Thornton, Mr. Grabowsky served for a total of 27 years in various positions with Arthur Andersen LLP, including in the role of Partner In Charge of the Assurance Practice for the firm’s Dallas office from September 1991 to February 1997.
Mr. Grabowsky serves on the board of directors of Griffon Corporation, where he is chairman of the audit committee, and Cambrex Corporation where he serves as a member of the audit committee and the regulatory affairs committee. Mr. Grabowsky holds a B.S. in accounting from the Pennsylvania State University. He is a Member of the American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants.
Mr. Grabowsky brings extensive knowledge and expertise in auditing and accounting practices gained through his years as an audit partner, managing partner and officer at a global audit, tax and advisory firm. He has several years of valuable experience as a public company board member and brings experience with investment strategy, corporate finance and leadership of professional organizations to our Board.

Janet E. Grove, age 66, has served as a director since August 2013. Prior to joining us, Ms. Grove served as Corporate Vice Chairman from February 2003 to June 2011 for Macys, Inc., and as its Chairman and Chief Executive Officer from December 1999 to February 2009.
From October 2004 to January 2016, Ms. Grove served on the board of directors for Safeway, Inc. She currently serves on the board of directors for Aeropostale, Inc., where she serves on the audit committee. Ms. Grove served in an advisory role to the chief executive officer and senior management for Karstadt Department Stores from April 2012 to November 2014, and served as a consultant to our Board of Directors from December 2012 to August 2013. Ms. Grove holds a Bachelor’s Degree in Marketing from California State University in Hayward.
Ms. Grove has extensive leadership experience in the consumer products and retail industry as well as expertise in brand marketing, sales, human resource management and strategy. In addition, Ms. Grove provides institutional knowledge about our Board and valuable corporate governance experience as a member of several public company boards.

Emanuel R. Pearlman, age 57, currently serves as the Executive Chairman of Empire Resorts, Inc., a holding company for various subsidiaries engaged in the hospitality and gaming industries, where he also serves on the Strategic Development Committee. Mr. Pearlman has served as a director of Empire Resorts, Inc. since May 2010 and previously served as non-executive Chairman of the Board from September 2010 through May 2016. Mr. Pearlman also currently serves as the Chairman and Chief Executive Officer of Liberation Investment Group, LLC, an investment management and financial consulting firm that he founded in 2003.

Mr. Pearlman has also served as a director of each of Network-1 Technologies, Inc., a company focused on the development, licensing and protection of intellectual property assets, since January 2012, where he serves as Chairman of the Audit Committee and a member of the Corporate Governance Committee. Mr. Pearlman holds a M.B.A. from the Harvard Graduate School of Business and graduated with an A.B. degree in economics from Duke University. Mr. Pearlman has served as a member of our Board since May 2017.

Mr. Pearlman brings more than 30 years of experience in investing, executive finance, operations and advisory positions with publicly traded and private companies to our Board as well as expertise in the hospitality and leisure industries.

Class III—Term Expiring in 2019
John A. Beckert, age 63, has served as a director and the Chairman of our Board of Directors since August 2013. Mr. Beckert has been an Operating Partner for Highlander Partners, L.P., a private equity firm, since March 2012 and served as their special advisor from October 2010 to March 2012. Mr. Beckert served as the Chairman of the Board of the Composites Group from December 2010 until November 2014. From August 2004 to December 2006, Mr. Beckert was Chief Executive Officer and President of ClubCorp, Inc. and he was its Chief Operating Officer and President from August 2002 to August 2004. He also served as a member of ClubCorp, Inc.'s board of directors during such period. Prior to that, he was a Partner in Seneca Advisors L.L.P., a hotel consulting group, from 2000 to 2002 and President and Chief Operating Officer of Bristol Hotels & Resorts from 1998 to 2000. Mr. Beckert served as Vice President of Operations of Bristol Hotels & Resorts from 1985 to 1998.
Mr. Beckert serves on the board of directors of A.H. Belo Corporation, where he is chairman of the audit committee and a member of the compensation and nominating and governance committees. He also served as a consultant to our Board of Directors from January 2007 to July 2013. Mr. Beckert holds a B.S. in hotel administration from Cornell University.
Mr. Beckert has valuable institutional knowledge and a profound understanding of our business due to his prior experience with our company. He also brings experience in finance and substantial expertise in the resort and hotel industries to our Board. Furthermore, Mr. Beckert has several years of valuable experience as a public company board member and expertise in finance, risk-management, accounting, long and short-term strategy and governance through his service on board committees.
Douglas H. Brooks, age 64, has served as a director since August 2013. Mr. Brooks served as Chairman of the Board of Directors of Brinker International, Inc., a hospitality industry company, from November 2004 to December 2013 and currently serves as a consultant to Brinker International. Mr. Brooks served as Brinker International’s Chief Executive Officer from January 2004 to January 2013 and as its President from January 1999 to January 2013.
Mr. Brooks serves on the board of directors of Southwest Airlines Co., where he is a member of the nominating and corporate governance committee as well as the safety committee, and Auto Zone, Inc., where he is a member of the compensation committee. He holds a B.S. in hotel and restaurant management from the University of Houston.

Mr. Brooks brings significant leadership experience in and knowledge of the hospitality and restaurant industries to our Board, as well as substantial insight into successful compensation and incentive structures. Mr. Brooks has several years of valuable experience as a public company board member and expertise in public company corporate governance and executive compensation through his service on board committees.
William E. Sullivan, age 62, has served as a director since August 2013. Since June 2014, Mr. Sullivan has served as the Chief Financial Officer and Treasurer of Purdue University. From March 2007 to May 2012, Mr. Sullivan served as Chief Financial Officer of Prologis, Inc., an industrial real estate development and logistic company. Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a financial consulting and advisory firm, from 2005 to 2007. He served as Chief Executive Officer of SiteStuff, Inc., a procurement company for commercial real estate properties, from 2001 to 2005 and chairman of SiteStuff, Inc. from 2001 until the company was sold in June 2007. Mr. Sullivan served as Chief Financial Officer of Jones Lang LaSalle, a real estate and investment management company, from 1997 to 2001.

Mr. Sullivan serves on the board of directors of CyrusOne Inc., where he is a member of the audit committee and chair of its nomination and governance committee, and on the board of directors of Jones Lang LaSalle Income Property Trust, Inc., where he is chair of the audit committee. Mr. Sullivan holds a M.B.A. in management and finance from Northwestern University’s Kellogg School of Management and a B.S.B.A. in accounting and marketing from Georgetown University. He also is a member of the American Institute of Certified Public Accountants.

Mr. Sullivan brings many years of leadership experience and financial and accounting expertise gained as a chief financial officer of large, complex companies and as the founder and president of a financial consulting and advisory firm to our Board. He also has valuable knowledge and expertise in corporate finance, logistics and strategic planning and several years of valuable experience as a public company board member.

Role and Responsibility of the Board of Directors

The Board of Directors directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board of Directors serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board of Directors selects and oversees the members of senior management, who are charged by the Board of Directors with conducting the business of the Company.

Corporate Governance Matters

Corporate Governance Guidelines and Independence

Our Board of Directors has adopted Corporate Governance Guidelines, which describe the principles and practices that the Board follows in carrying out its responsibilities. The Corporate Governance Guidelines provide a framework for our corporate governance efforts and cover topics including, but not limited to, board and committee composition, structure and policies, director qualification standards, expectations of directors, and director compensation. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Board of Directors Leadership

As set forth in our Corporate Governance Guidelines, the Company does not have a policy on whether the role of Chairperson of the Board of Directors (the “Chairperson”) and Chief Executive Officer should be separate or combined and, if separate, whether the Chairperson should be selected from the independent directors or should be an employee of the Company. The Company believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairperson and the Chief Executive Officer in any way that is in the best interests of the Company. These roles are currently separate. The Board of Directors believes that separate roles provide, at present, the best balance between the Chairperson’s role of leading the Board of Directors in its oversight of management, and the Chief Executive Officer’s role of focusing on developing and implementing the strategy approved by the Board of Directors and managing the Company’s day to day business.

Role of Board of Directors in Risk Oversight

The Board of Directors has responsibility for the oversight of the Company’s enterprise risk management practices. This responsibility has not been delegated to any of the Board of Directors’ standing board committees. However, the audit committee of the Board of Directors (the “Audit Committee”) is responsible for discussing with management and the Company’s independent registered public accounting firm the Company’s guidelines and policies with respect to risk assessment and risk management, as well as the Company’s major financial risk exposures and the monitoring and control of such exposures. The Audit Committee periodically reports to the Board of Directors on these matters. In addition, each the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) and the compensation committee of the Board of Directors (the “Compensation Committee”) helps oversee risk in areas over which it has responsibility and periodically reports to the Board of Directors. Management is responsible for developing and implementing appropriate risk management practices on a day to day basis. The Board of Directors receives periodic detailed operating performance reviews from management.

Our Chief Executive Officer, President and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The director of internal audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In addition, our Board of Directors currently has a Strategic Review Committee. The chairperson of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Audit Committee

Our Audit Committee consists of Louis J. Grabowsky, who serves as the Chair, John A. Beckert, Douglas H. Brooks Arthur J. Lamb III and William E. Sullivan. All members of our Audit Committee are financially literate under the standards of the NYSE. Our Board of Directors has determined that two members of the Audit Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has designated Mr. Grabowsky and Mr. Sullivan as those experts.

Our Board of Directors has also determined that each director serving on the Audit Committee is independent under the corporate governance standards of New York Stock Exchange (the “NYSE”) applicable to members of audit committees, including the independence requirements of Rule 10A-3 of the Exchange Act. No member of the committee serves on the audit committee of more than three public companies.

The purpose of the Audit Committee is to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm. The Audit Committee also prepares the audit committee report required to be included in our proxy statement under the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Our Board of Directors has adopted a written charter for the Audit Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Compensation Committee

Our Compensation Committee consists of Arthur J. Lamb III, who serves as the Chair, Douglas H. Brooks, Janet E. Grove, Margaret M. Spellings and William E. Sullivan. The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement or our Annual Report on Form 10-K, as applicable, under the rules and regulations of the SEC.

Our Board of Directors has adopted a written charter for the Compensation Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. Under its charter, the Compensation Committee has sole authority to retain, obtain the advice of and terminate any compensation consultant, independent legal counsel or other adviser. This includes authority to approve all such consultants’ fees and other retention terms. The Compensation Committee may also form subcommittees composed of one or more of its members for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such authority as the Compensation Committee deems appropriate. The Compensation Committee may also delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to Company personnel who are not “officers” of the Company within the meaning of Rule 16a-1 under the Exchange Act.

The Board of Directors has determined that each director serving on the Compensation Committee is independent under the corporate governance standards of the NYSE applicable to members of compensation committees, and that each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

None of the current or past members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company and none was formerly an officer of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Douglas H. Brooks, who serves as the Chair, John A. Beckert, Louis J. Grabowsky, Janet E. Grove, Margaret M. Spellings and Simon M. Turner. The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board of Directors members, consistent with criteria approved by the Board of Directors, subject to our amended and restated articles of incorporation and amended and restated bylaws, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders, (3) identifying Board of Directors members qualified to fill vacancies on the Board of Directors or any Board of Directors committee and recommending that the Board of Directors appoint the identified member or members to the Board of Directors or the applicable committee, subject to our amended and restated articles of incorporation and amended and restated bylaws, (4) reviewing and recommending to the Board of Directors corporate governance principles applicable to us, (5) overseeing the evaluation of the Board of Directors and management, and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

In its assessment of each candidate, the Nominating and Corporate Governance Committee considers many factors including the candidate’s strength of character, the maturity of judgment, familiarity with the Company’s business and industry, independence of thought and the ability to work collegially. While the Nominating and Corporate Governance Committee does not have a formal policy regarding director diversity, such committee may consider other factors that it deems appropriate, which may include ensuring that the Board of Directors, as a whole, is appropriately diverse and consists of individuals with various and relevant experience, as well as the candidate’s technical skills, industry knowledge and experience, and financial expertise.

You may nominate a director at the annual meeting of stockholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Secretary written notice of your intention to do so within the time limits prescribed in our amended and restated bylaws. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before stockholder meetings.

Additionally, the Nominating and Corporate Governance Committee will consider a candidate for director suggested by a stockholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate

Governance Guidelines. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

The Board of Directors has determined that each director serving on the Nominating and Corporate Governance Committee is independent under the corporate governance standards of the NYSE.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director”, and each other director will qualify as “independent” only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Corporate Governance Guidelines require that a majority of the Board of Directors must meet the independence standards established by the NYSE.

Our Board of Directors has affirmatively determined that each of Mr. Beckert, Mr. Brooks, Mr. Grabowsky, Ms. Grove, Mr. Lamb, Mr. Pearlman, Ms. Spellings, Mr. Sullivan and Mr. Turner is an “independent” member of our Board of Directors in accordance with NYSE rules. In making that determination, the Board of Directors applied the independence standards established by the NYSE and, if applicable, the categorical standards included in our Corporate Governance Guidelines, which are based on the independence standards established by the NYSE. In addition, the Board of Directors considered any other relevant facts and circumstances it deemed advisable, including reviewing any possible conflicts of interest and related-party transactions. Our Corporate Governance Guidelines may be found on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Code of Ethics is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. If we were to further amend or waive any provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our website rather than by filing a Form 8-K.

Securities Trading Policy

Our Board of Directors has adopted a Securities Trading Policy providing that directors, officers and employees may not buy or sell the Company’s securities at any time when such persons have material non-public information concerning the Company.

Succession Planning

The Board of Directors periodically reviews management succession and development plans with our Chief Executive Officer. These plans include Chief Executive Officer succession in the event of an emergency or retirement, as well as the succession plan for the Chief Executive Officer’s direct reports and other key employees critical to our operations and success.

Our Chief Executive Officer, Eric Affeldt, has announced that he intends to retire from that role upon the appointment of his successor. As part of its regular Chief Executive Officer succession planning process, the Board of Directors has identified a strong internal candidate to potentially assume the Chief Executive Officer role. The Board of Directors has engaged a leading executive search firm to identify additional, highly qualified, external candidates.

Policies and Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a Related Person Transaction Policy to establish procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which the Company is a participant, any “related person” (as defined in Item 404(a) of Regulation S-K) has a direct or indirect material interest and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee is responsible for reviewing, approving and ratifying any related person transaction.

Related Party Transactions

We have not entered into any related party transactions since January 1, 2016.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements, together with our amended and restated articles of incorporation and amended and restated bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Communications with Directors

Stockholders and other interested parties may communicate with, or otherwise make their concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance and Compensation Committees, or to the non-management directors as a group, by addressing such communications or concerns to our Secretary at 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234, Attention: Secretary. The Secretary will forward such communications to the appropriate party. Such communications may be submitted confidentially or anonymously.

Meetings and Committees of the Board of Directors

Meetings. Our Board of Directors held five meetings during 2016. Each incumbent director attended all of the board meetings held while he or she served as a director and more than 90% of the meetings of standing committees to which he or she belonged in 2016. All of our directors at the time attended the 2016 annual meeting of stockholders. All of our directors are expected to attend the 2017 Annual Meeting.

Executive Sessions. Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the Board of Directors. Each of these sessions is presided over by Mr. Beckert and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairperson of the committee.

BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS
AND MEETINGS HELD DURING FISCAL YEAR 2016

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Number of Meetings Held in 2016	9	5	2
Eric L. Affeldt
John A. Beckert (#)	X		X
Douglas H. Brooks	X	X	C
Louis J. Grabowsky	C		X
Janet E. Grove		X	X
Arthur J. Lamb III (1)	X	C
Margaret M. Spellings		X	X
William E. Sullivan	X	X
______________________________

#	Chairman of the Board.
C	Chairperson.

(1)	Mr. Lamb was appointed to our Board of Directors, and to the Audit Committee and Compensation Committee effective June 1, 2016.

Reimbursements

We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings.

Board of Directors’ Self-Evaluation

Our Board of Directors conducted a self-evaluation of its performance in our fiscal year 2016. The evaluation includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board of Directors conducted a similar self-evaluation with respect to such committee in our fiscal year 2016.

AUDIT COMMITTEE REPORT
All members of the Audit Committee are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that two members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Exchange Act and has designated Mr. Grabowsky and Mr. Sullivan as those experts. Our Board of Directors has also determined that each director serving on the Audit Committee is independent under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors that was last amended by the Audit Committee and approved by the Board of Directors on December 3, 2013. A copy of the Audit Committee’s charter is available from the Company’s Secretary and made available on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.
The Audit Committee was formed on August 29, 2013. Periodically, the Audit Committee meets separately with management, the Company’s independent registered public accounting firm and the Company’s internal auditors. The Audit Committee held nine meetings in fiscal year 2016. At five of these meetings, the Audit Committee met in separate private sessions with the Company’s chief audit executive and the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee (and occasionally, other members of the Board of Directors) in attendance was also held at five of these meetings. The Audit Committee’s agenda is established by the Audit Committee’s chairperson and the Company’s chief audit executive and chief financial officer.
Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, review the integrity of the Company’s financial reporting processes. The Audit Committee also has the responsibility to review, at least annually, the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America; and for auditing the Company’s internal control over financial reporting and expressing an opinion whether the Company maintained, in all material respects, effective internal control over financial reporting. These opinions are based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2016, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.
In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to the Company by its independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.
In fulfilling its responsibilities for the fiscal year ended December 27, 2016, the Audit Committee met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2016, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.
The Audit Committee and members of the Company’s management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Audit Committee and others charged with governance responsibilities under PCAOB Standard No. 1301 (Communication with Audit Committees), and other regulations. The Audit Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the Company, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm’s communications with the Audit Committee concerning independence.
The Audit Committee has selected Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s consolidated financial statements for the 2017 fiscal year and the effectiveness of the Company’s internal control over financial reporting as of December 26, 2017. The Audit Committee’s selection of Deloitte & Touche LLP took into account the Audit Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services. In the Audit

Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2016 did not impair the firm’s independence.
In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2016 and that such report be filed with the SEC.
The Audit Committee
Louis J. Grabowsky, Chairman
John A. Beckert
Douglas H. Brooks
Arthur J. Lamb III
William E. Sullivan

BENEFICIAL OWNERSHIP OF VOTING SECURITIES
Principal Stockholders
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of May 26, 2017, for:

•	each person known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise specified, the address of each beneficial owner is c/o ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	%**
5% Stockholders
The Vanguard Group (1)	4,826,607	7.4%
Wellington Management Group LLP (2)	4,042,315	6.2%
BlackRock, Inc. (3)	3,871,722	5.9%
Directors and Named Executive Officers
John A. Beckert	105,942	*
Douglas H. Brooks	29,772	*
Louis J. Grabowsky	10,348	*
Janet E. Grove	28,135	*
Arthur J. Lamb III	5,320	*
Emanuel R. Pearlman	—	*
Margaret M. Spellings	21,972	*
William E. Sullivan	10,719	*
Simon M. Turner	—	*
Eric L. Affeldt (4)	813,100	1.2%
Mark A. Burnett (4)	414,141	*
Curtis D. McClellan (4)	143,095	*
Ingrid J. Keiser (4)	169,092	*
Charles H. Feddersen (4)	42,416	*
All directors and executive officers as a group (17 individuals)	1,914,193	2.9%
______________________________

*	Less than 1%.
**	Based on 65,528,828 shares outstanding as of May 26, 2017.
(1)	This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Company LLP. The address for the holders is 280 Congress Street, Boston, MA 02210.

(3)	This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 28, 2017. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	Includes 162,501, 58,769, 40,298, 27,185 and 20,921 shares of unvested restricted stock with respect to Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen, respectively.

DIRECTORS AND EXECUTIVE OFFICERS
The following sets forth information regarding our executive officers. Biographical information pertaining to our directors, including Mr. Affeldt, who is both a director and an executive officer, can be found above in “Election of Directors.”

Name	Age	Position
Eric L. Affeldt	59	Chief Executive Officer and Director
Mark A. Burnett	52	President and Chief Operating Officer
Curtis D. McClellan	50	Chief Financial Officer and Treasurer
Ingrid J. Keiser	56	General Counsel, Secretary and Executive Vice President of People Strategy
Charles H. Feddersen	50	Executive Vice President of Golf & Country Clubs
Patrick A. Droesch	53	Executive Vice President of Business, Sports & Alumni Clubs
Andrew V. Miller	55	Executive Vice President of Membership
Todd M. Dupuis	54	Chief Accounting Officer
John A. Beckert	63	Director and Chairman of the Board of Directors
Douglas H. Brooks	64	Director
Louis J. Grabowsky	65	Director
Janet E. Grove	66	Director
Arthur J. Lamb III	54	Director
Emanuel R. Pearlman	57	Director
Margaret M. Spellings	59	Director
William E. Sullivan	62	Director
Simon M. Turner	55	Director

Mark A. Burnett has served as our President since July 2016 and our Chief Operating Officer since October 2013. Mr. Burnett joined the Company in December 2006 as Executive Vice President of Golf & Country Clubs. From December 2004 to December 2006, Mr. Burnett was the owner and operator of a multi-unit territory of Five Guys Enterprises, LLC franchises. Prior to that, he served as executive vice president of operations and chief operating officer during his tenure for American Golf Corporation from January 2000 to December 2004. Mr. Burnett previously served as president and chief executive officer from June 1998 to December 1999 and chief operating officer from September 1996 to June 1998 for KSL Fairways Golf Corporation, and as vice president of operations for Golf Enterprises, Inc. from January 1993 to August 1996. Mr. Burnett holds a B.S. in business management from Indiana University.

Curtis D. McClellan has served as our Chief Financial Officer and Treasurer since November 2008. Prior to that, he served as vice president of finance and controller for FedEx Office and Print Services, Inc. from March 2003 to November 2008. Mr. McClellan has worked in a number of retail-oriented, multi-store companies, including Digital Generation Systems, Inc. from January 2002 to March 2003, GroceryWorks.com, LLC from May 2000 to December 2001, and Randall’s Food Markets, Inc. from March 1991 to May 2000. He currently serves on the board of managers and as chair of the audit committee for Avendra, LLC. Mr. McClellan holds a B.S. in accounting from Abilene Christian University and is a Certified Public Accountant.

Ingrid J. Keiser has served as our General Counsel, Secretary, and Executive Vice President of People Strategy since July 2008 and previously as Chief Legal Officer from July 2007 to July 2008. Prior to that, Ms. Keiser served as an attorney at American Airlines from August 2004 to July 2007. She previously served as assistant general counsel and assistant secretary for Vail Resorts, Inc. from January 1997 to August 2004, and as senior counsel and secretary for Ralston Resorts, Inc. (formerly known as Keystone Resorts Management, Inc.) from May 1992 to January 1997 and as associate counsel from May 1989 to May 1992. Ms. Keiser holds a J.D. from the University of Wisconsin Law School, and a B.A. in international relations from University of California at Davis.

Charles H. Feddersen has served as our Executive Vice President of Golf & Country Clubs since November 2015. Previously, he served as our Senior Vice President, Business, Sports & Alumni Clubs from January 2014 to November 2015, and as our Regional Vice President, North Texas from January 2010 to December 2013. Mr. Feddersen attended the University of Phoenix and served as a Sergeant in the U.S. Army.

Patrick A. Droesch has served as our Executive Vice President of Business, Sports & Alumni Clubs since November 2015. Prior to joining us, he served as chief operating officer and president of Front Burner Restaurants from March 2013 to June 2014, and chief operating officer and president of Lone Star Management (owner of Lone Star Steakhouse and Texas Land & Cattle Steakhouse) from June 2010 to February 2013. He has served as a board member of Real Mex Restaurants since November 2014. Mr. Droesch holds a B.A. in communications from California State University.

Andrew V. Miller has served as our Executive Vice President of Membership since January 2016. Previously, he served as our Senior Vice President, Membership Sales – Golf and Country Club Division from October 2007 to January 2016, and as our Regional Vice President, Operations from June 2004 to October 2007. Mr. Miller holds an MBA from Southern Methodist University, a BAAS in education from the University of North Texas and an AAAS in business management from the University of Minnesota.

Todd M. Dupuis has served as our Chief Accounting Officer since June 2015. He had previously served as our Vice President and Controller since May 2008. Mr. Dupuis holds a BBA in Accounting from Lamar University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Our compensation discussion and analysis discusses the compensation programs and policies in place for our named executive officers (or “NEOs”). For the fiscal year ended December 27, 2016, our NEOs were as follows:

•	Eric L. Affeldt, our Chief Executive Officer;

•	Mark A. Burnett, our President and Chief Operating Officer;

•	Curtis D. McClellan, our Chief Financial Officer and Treasurer;

•	Ingrid J. Keiser, our General Counsel, Secretary and Executive Vice President of People Strategy; and

•	Charles H. Feddersen, our Executive Vice President of Golf & Country Clubs.

Our compensation discussion and analysis provides an overview of the objectives of our executive compensation program and explains our compensation decision-making process. The compensation provided to our NEOs for fiscal year 2016 is set forth in detail in the Summary Compensation Table and the other tables appearing under “Compensation of Executive Officers.”
Executive Summary
2016 Financial Performance
The charts below illustrate some of the key indicators of our financial health and performance over the seven year fiscal period from 2010 to 2016.

______________________________

(1)	See Annex A for additional information regarding Adjusted EBITDA, as well as a reconciliation from net income (loss).

(2)	Highlights of our fiscal year 2016 accomplishments include the following:

•	Revenue was up 3% over fiscal year 2015, to $1,088 million.

•	Adjusted EBITDA was up 6% over fiscal year 2015, to $248 million.

•	Membership, excluding managed clubs, was up 1.8% over fiscal year 2015, to approximately 174,000.

•
Approximately 54% of our memberships were enrolled in our Optimal Network Experience (O.N.E.) or similar upgrade programs as of the end of fiscal year 2016, compared to approximately 50% of memberships as of the end of fiscal year 2015.

•	We acquired three clubs and completed reinventions at 16 clubs.

•
As of the end of fiscal year 2016, we owned, leased or operated through joint ventures 150 golf and country clubs and managed nine such clubs, and we owned, leased or operated through joint ventures 44 business, sports and alumni clubs and managed three such clubs.

2016 Executive Compensation Highlights
The key executive compensation decisions for fiscal year 2016 were as follows:

•
Compensation Increases to Address Gap Relative to Peers. The Compensation Committee approved increases to certain elements of the compensation of Messrs. Affeldt, Burnett and McClellan and Ms. Keiser to, among other matters, address the findings of its independent compensation consultant, Mercer (US) Inc. (“Mercer”), discussed in more detail below, that the target total direct compensation (defined as salary plus target annual short-term incentive plus target long-term incentive awards) of these NEOs was below the 25th percentile of that of the named executive officers of the Company’s peer group. The Compensation Committee determined that it would be in the best long-term interests of the Company and its stockholders to increase the compensation of these NEOs to ensure that the Company’s NEO compensation program remains competitive with peer group programs. However, in determining the amounts of the increase of each element, the percentile relative to peers was only one factor considered by the Compensation Committee. The Compensation Committee also took into account the executive’s overall responsibilities within and contributions to the organization. The increases included:

•
increased annual base salaries for Mr. Burnett from $400,000 to $500,000, for Mr. McClellan from $350,000 to $425,000, and for Ms. Keiser from $300,000 to $350,000. Mr. Affeldt’s annual base salary was not increased as he and the Compensation Committee determined that it would be in the best interests of the Company and its stockholders that any increases to his compensation be effected through variable or “at-risk” incentive compensation, rather than fixed salary;

•
increased target annual cash bonuses under our short-term incentive program for Mr. Affeldt from 80% to 100%, for Mr. Burnett from 65% to 100%, for Mr. McClellan from 50% to 70%, and for Ms. Keiser from 50% to 60%; and

•
increased target amounts of annual long-term incentive awards (consisting of restricted stock awards and performance-based restricted stock unit awards that vest based on total shareholder return), for Mr. Affeldt, from $1,100,000 to $2,500,000; for Mr. Burnett, from $600,000 to $750,000; for Mr. McClellan, from $400,000 to $600,000; and for Ms. Keiser, from $300,000 to $400,000. Such increased amounts do not include the “Adjusted EBITDA-Based PSUs” described below.

•	Large Percentage of Pay Continues to be Variable or “At-Risk.” We continued to place a large percentage of our NEOs’ target total direct compensation as variable or “at-risk.” Specifically:

▪
Fifty percent, or more, of each NEO’s annual long-term incentive grant was in the form of performance-based restricted stock units that vest depending on our achievement of pre-established performance objectives based on total shareholder return over a three-year performance period (as described in further detail below).

▪
We granted additional one-time long-term incentive awards in the form of Adjusted EBITDA-Based PSUs (as defined below), which are 100% at-risk and vest based on achievement of Adjusted EBITDA performance goals in fiscal year 2018. These are discussed in more detail below.

▪
Approximately 81% of the 2016 target annual total direct compensation, excluding the Adjusted EBITDA-Based PSUs, approved for Mr. Affeldt was variable or at-risk, with 70% in the form of long-term equity incentives tied to the performance of our stock price and 11% in the form of short-term incentives tied to our financial performance and Mr. Affeldt’s individual performance. In the aggregate, approximately 64% of the 2016 target annual total direct compensation, excluding the Adjusted EBITDA-Based PSUs, approved for the other NEOs was variable or at-risk. If the Adjusted EBITDA-Based PSUs were included, the at-risk percentage would be even greater.

•
One-Time Adjusted EBITDA-Based Equity Grant. We granted each NEO a one-time, long-term equity incentive award, referred to in this compensation discussion and analysis as Adjusted EBITDA-Based PSUs, to align such NEO’s compensation with the Company’s goal of the 2017 Same Store Clubs (described more fully below) attaining $300 million in Adjusted EBITDA for 2018. The amounts of these awards were: for Mr. Affeldt, $650,000; for Mr. Burnett, $500,000; for Mr. McClellan, $425,000; for Ms. Keiser, $300,000 and for Mr. Feddersen, $300,000. These amounts were set taking into account, among other matters discussed below, the Compensation Committee’s conclusion that it is advisable align the NEOs’ compensation with stated financial goals of the Company.

•
No Annual Performance-Based Bonuses Paid. We did not pay any annual cash bonuses under our 2016 short-term incentive program as our Adjusted EBITDA was below the minimum performance threshold for any payouts under the program.

•
Discretionary Bonuses Awarded to Reflect New Organizational Scope and Complexity. We awarded each of the NEOs discretionary bonuses in recognition of their increased duties and responsibilities associated with the increased size of the Company following the acquisitions of recent years, including the Sequoia Golf acquisition, as well as the additional responsibilities discussed in the “Short-Term Incentives-Discretionary Bonuses” section below. Bonuses were in the following amounts: for Mr. Affeldt $225,000, for Mr. Burnett $200,000, for Mr. McClellan $150,000, for Ms. Keiser $120,000 and for Mr. Feddersen $100,000. The actual bonus amount were set taking into account, among other matters, the Compensation Committee’s conclusion that it is advisable to increase each NEO’s compensation to a level competitive to our peers in order to retain our NEOs.

•
Miscellaneous. Mr. Feddersen’s target annual cash bonus under our short-term incentive program was increased from 50% to 60%, and the target amount of his annual long-term incentive award was increased from $125,000 to $300,000, in each case, to reflect Mr. Feddersen’s greater responsibilities and expanding role in our organization as he became Executive Vice President of Golf and Country clubs in late 2015.

Pay Practices Aligned with Stockholder Interests
Our compensation philosophy is designed to align our executive compensation programs with long-term stockholder interests, which include the following:

•	Our annual cash bonus plan requires that we attain a threshold level of Adjusted EBITDA before any portion of the annual bonus under our short-term incentive program may become payable.

•	A majority of the NEOs’ compensation is variable or at-risk, being tied to incentives based upon our financial performance or to our stock price.

•	We do not have a defined benefit pension plan or supplemental executive pension plan.

•
As a policy matter, we do not provide tax gross-ups to our NEOs other than to Mr. Affeldt pursuant to his life insurance policy and executives related to health insurance benefits for the first 90 days of employment.

Impact of 2016 Stockholder Advisory Vote on the Compensation of Named Executive Officers
In June 2016, we provided our stockholders with an advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal). At the 2016 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with over 97% of the votes cast, excluding abstentions and broker non-votes, in favor of the say-on-pay proposal. The Compensation Committee regarded this result as evidence of strong stockholder support of our executive compensation program and considered the results of the say-on-pay proposal and numerous other factors, as discussed in this compensation discussion and analysis, in evaluating our executive compensation program. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay proposals when making future compensation decisions for our NEOs.
Overview of Executive Compensation Program Objectives
Our executive compensation program is designed to achieve the following objectives:

•
alignment between our NEOs’ interests and our stockholders’ interests by tying both annual and long-term incentive compensation to financial and operations performance and, ultimately, to the creation of enterprise value;

•
attracting and retaining high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies and rewards personal performance; and

•	supporting business growth, financial results and the expansion of our portfolio of clubs.

The 2016 executive compensation program was designed to be competitive with companies with whom we compete for executive talent and to be fair and equitable to us, our executives and our stockholders. We believe that the 2016 executive compensation program provided appropriate alignment between NEOs’ compensation and our stockholders’ interests in the long-term and appropriate compensation opportunities based in part on individual performance in the short-term.
Compensation Decision-Making and Role of the Compensation Committee
All decisions regarding the compensation program for our NEOs for 2016 were made by the Compensation Committee. The Compensation Committee relied on its judgment, and on the data and recommendations provided by its independent compensation consultants, as discussed below, in making compensation decisions for individual NEOs.
In making its decisions, the Compensation Committee carefully evaluated each NEO’s performance during the year against established goals, leadership qualities, our financial performance, the NEO’s business responsibilities and career with us, and the NEO’s current compensation arrangements and long-term potential to enhance enterprise value. Generally, in evaluating performance for these purposes, the Compensation Committee reviewed the following criteria:

•	our strategic goals and objectives;

•	individual management objectives that relate to our strategies;

•	our achievement of specific financial goals, including Adjusted EBITDA results; and

•	our overall financial performance.

Role of our Named Executive Officers in Compensation Decisions
All decisions regarding the structure of the 2016 executive compensation program, and the compensation received by our NEOs pursuant to the program, were made by the Compensation Committee. In this regard, the Compensation Committee consulted with Mr. Affeldt to review the performance of the NEOs (other than Mr. Affeldt) and to establish individual management objectives and compensation levels for our other NEOs. Mr. Affeldt does not actively participate in the Compensation Committee discussions regarding his own compensation. Messrs. Affeldt, Burnett and McClellan and Ms. Keiser were present for the Compensation Committee’s discussions regarding compensation for officers generally under the 2016 executive compensation program. They discussed and made compensation recommendations regarding officers and personnel. None of them made any recommendations concerning, or determined, his or her own compensation under the 2016 executive compensation program and none of them was present when his or her own compensation was determined by the Compensation Committee.
Compensation Consultants
Role of the Compensation Consultants
The Compensation Committee has utilized independent compensation consultants to provide benchmarking and peer group analyses used in developing our executive compensation program since 2013. The Compensation Committee generally looks to its independent consultants for market information and recommendations about the amount of compensation for individual executive officers. The Compensation Committee’s charter provides the Compensation Committee with sole discretion to retain any compensation consultant, independent legal counsel or other adviser and requires us to provide the Compensation Committee with funding for these purposes.
In September 2015, the Compensation Committee retained Mercer to review the structure of the base salaries, target annual incentive and long-term incentive components of our executive compensation program, including the design of performance-based restricted stock units. The Mercer study included market information for a peer group of publicly-traded companies in the hospitality and leisure industries (as set forth below) whose revenues, EBITDA and market capitalization were similar to ours. These peer companies were selected by Mercer with input from our Compensation Committee. Based on information available at the time of the study, these companies had revenues between $614 million and $2.7 billion.

Boyd Gaming	Vail Resorts, Inc.	Dave & Busters Entertainment
Penn National Gaming	Six Flags Entertainment	International Speedway
Pinnacle Entertainment, Inc.	Cedar Fair	Interval Leisure Group
Cheesecake Factory	Isle of Capri Casinos
SeaWorld Entertainment	Diamond Resorts
Marriot Vacations Worldwide	Churchill Downs

Mercer presented its conclusions to the Compensation Committee in 2015 and made recommendations regarding the design and total compensation opportunity for our executive officers, including base salaries, target amounts under the short-term incentive plan, and the design of long-term equity incentives. The conclusions included a determination that the Company’s target total direct compensation, annual base salary, long-term incentives, and target short-term incentive cash bonuses as a percentage of base salary, for each of Messrs. Affeldt, Burnett and McClellan and for Ms. Keiser were below the 25th percentile of that of the respective named executive officer of the peers. Specifically, the target total direct compensation for Messrs. Affeldt and McClellan were the second lowest in the peer group while the target total direct compensation for Ms. Keiser was the lowest in the peer group. Based on the above conclusions, and to promote the goal of aligning NEO pay with that of the peer group to ensure that the Company’s NEO compensation program remains competitive, thus promoting long-term stockholder interests, the Compensation Committee determined to increase compensation elements. However, in determining the amounts of the increase of each element, the percentile relative to peers was only one factor considered by the Compensation Committee. The Compensation Committee did not formally benchmark target total direct compensation or any particular compensation element.

The Compensation Committee increased the annual base salaries for Mr. Burnett from $400,000 to $500,000, for Mr. McClellan from $350,000 to $425,000, and for Ms. Keiser from $300,000 to $350,000. Mr. Affeldt’s annual base salary was not increased because he and the Compensation Committee determined that it would be in the best interests of the Company and its stockholders for his target total direct compensation to be increased through at-risk incentive awards rather than fixed annual salary.
The Compensation Committee also adjusted the target annual cash bonuses under our short-term incentive program for Mr. Affeldt from 80% to 100%, for Mr. Burnett from 65% to 100%, for Mr. McClellan from 50% to 70% and for Ms. Keiser from 50% to 60%.
Additionally, the Compensation Committee increased the target amounts of annual long-term incentive awards (consisting of restricted stock awards and performance-based restricted stock unit awards that vest on the last day of the three-year performance period based on total shareholder return (“TSR-Based PSUs”)) for Mr. Affeldt from $1,100,000 to $2,500,000, for Mr. Burnett from $600,000 to $750,000, for Mr. McClellan from $400,000 to $600,000 and for Ms. Keiser from $300,000 to $400,000. Such increased amounts do not include the Adjusted EBITDA-Based PSUs, which the Compensation Committee views as a special one-time award (described below).
Mercer’s study recommended that the Company’s low percentile NEO compensation levels could be increased through a number of different components. The Compensation Committee determined that its fiscal year 2018 Adjusted EBITDA performance goal could be supported by one-time awards of performance-based restricted stock unit awards that vest upon the achievement by the 2017 Same Store Clubs (as defined below), on a consolidated basis, of $300 million of Adjusted EBITDA for fiscal year 2018 (“Adjusted EBITDA-Based PSUs”), and that such awards could also help increase the low percentile compensation levels while encouraging retention. The Compensation Committee made one-time grants of these Adjusted EBITDA-Based PSUs to its NEOs. The number of Adjusted EBITDA-Based PSUs granted were: 32,338, 24,876, 21,144, 14,925 and 14,925 for Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen, respectively, representing the target number of Adjusted EBITDA-Based PSUs that may be earned. The Compensation Committee determined that setting the target values of Adjusted EBITDA-Based PSUs at approximately each NEO’s annual base salary would provide a significant incentive to each NEO to achieve the performance goal and also was sufficiently high to be retentive. Therefore, the Compensation Committee set such targets at $650,000, $500,000, $425,000, $300,000 and $300,000 for Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen, respectively. To translate these target values into a number of Adjusted EBITDA-Based PSUs, the Compensation Committee divided such target value by a target stock price of $20.10. The closing stock price on the day of grant (April 12, 2016) was $12.18.

The Compensation Committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis to help ensure that our executive compensation program remains appropriate and consistent with our objectives as described above. While the Compensation Committee may refer to peer group and market information, the Compensation Committee does not benchmark any element of the annual compensation of the NEOs to a specific market percentile. The Compensation Committee expects that a significant portion of each NEO’s total compensation package will continue to be focused on rewarding future performance through a combination of at-risk cash and equity incentive awards.
Compensation Consultants Conflicts Assessment
The Compensation Committee has considered the independence of Mercer using NYSE independence rules and found Mercer to be independent.

Elements of Our 2016 Executive Compensation Program
The 2016 executive compensation program established by the Compensation Committee consisted of the following elements:

•	base salary;

•	short-term incentives (annual cash bonuses);

•
long-term incentive compensation in the form of restricted stock awards (or “RSAs”) and performance-based restricted stock units (or “PSUs”), including Annual TSR-Based PSUs and one-time Adjusted EBITDA-Based PSUs; and

•	health and retirement benefits and perquisites, including relocation benefits and life insurance benefits.

Under the 2016 executive compensation program, our NEOs were eligible for a mix of performance based and non-performance based compensation. The Compensation Committee attempted to achieve an appropriate mix between these two types of compensation, as well as an appropriate balance between cash and equity-based compensation. In addition, as discussed above, the Compensation Committee increased the target amounts of long-term incentives granted to the NEOs in 2016 in order to increase alignment between executive compensation and long-term stockholder interests; accordingly, with this increase and increases to base salary (as applicable) and target short-term incentive bonuses, the total direct compensation opportunity for each NEO in 2016 increased over his or her 2015 total direct compensation opportunity. Although the Company in 2016 increased other compensation in addition to long-term incentive opportunities, the percentage increase from 2015 to 2016 for total direct compensation was greater for long-term incentive opportunities. However, the 2016 executive compensation program did not include formal policies relating to the allocation of total direct compensation among the various elements of compensation provided to the NEOs.
The following charts indicate the allocation of 2016 annual target total direct compensation between base salary, short-term incentives, RSAs and TSR-Based PSUs for Mr. Affeldt and the other NEOs.

Allocation of Mr. Affeldt's 2016 Target Total Annual Compensation	Aggregate Allocation of Other NEO 2016 Target Total Annual Compensation

RSAs
24%
Base Salary
36%
TSR-Based PSUs
24%
STI
16%

Consistent with our executive compensation program objectives, a majority of the NEOs’ annual compensation is variable or at-risk, being tied to incentives based upon our financial performance or to our stock price. In addition, a significant portion of such compensation is long-term in nature and therefore linked to the creation of enterprise value. For example, approximately 81% of the 2016 target total direct compensation approved for Mr. Affeldt was variable or at-risk, with 70% in the form of annual long-term equity incentives tied to the performance of our stock price and 11% in the form of short-term incentives tied to our financial performance and Mr. Affeldt’s individual performance. In the aggregate, approximately 64% of the 2016 target annual total direct compensation approved for the other NEOs was variable or at-risk. If the one-time Adjusted EBITDA-Based PSUs were included, approximately 84% of target total direct compensation approved for Mr. Affeldt was variable or at-risk and approximately 73% of target total direct compensation approved for the other NEOs was variable or at-risk.
Base Salary
The Compensation Committee approved increases to the annual base salaries of Messrs. Burnett and McClellan and Ms. Keiser, in part because the Mercer study indicated that these NEOs’ salaries in 2015 were below the 25th percentile of salaries of corresponding named executive officers of the Company’s peers. The Compensation Committee determined that it would be in the best long-term interests of the Company and its stockholders to increase the annual base salaries of these NEOs to ensure that their compensation remains competitive with Company peers. In determining the amounts of the increase of each element, the percentile relative to peers was only one factor considered by the Compensation Committee. The Compensation Committee also considered the executive’s responsibilities, experience, potential, skills, individual performance and contribution to our business, as well as demand in the labor market and succession planning. However, none of these factors was subject to any specific performance targets, nor given a specific weighting in the process of setting individual salaries. Accordingly, the Compensation Committee increased base salaries as follows: for Mr. Burnett from $400,000 to $500,000, for Mr. McClellan from $350,000 to $425,000, for Ms. Keiser from $300,000 to $350,000. For Mr. Affeldt, he and the Compensation Committee determined that, even though Mr. Affeldt’s base salary was below the 25th percentile among the Company’s peers, it would more effectively align Mr. Affeldt's compensation with the Company's interests to address any compensation discrepancies for Mr. Affeldt through increasing his level of variable or at-risk compensation rather than his fixed, annual base salary. For Mr. Feddersen, the Compensation Committee determined that salary levels would not need to be increased in order to keep Mr. Feddersen retained and incentivized in his recently assumed role as Executive Vice President of Golf and Country Clubs. As of December 27, 2016, the annual base salaries payable to our NEOs were as follows:

Eric L. Affeldt	$650,000
Mark A. Burnett	$500,000
Curtis D. McClellan	$425,000
Ingrid J. Keiser	$350,000
Charles H. Feddersen	$300,000

Short-Term Incentives
Annual Short-Term Incentive Program
Each of our NEOs was eligible to earn an annual cash bonus for 2016 under our short-term incentive program which is designed to motivate and reward executives by aligning pay with performance. The Compensation Committee approves the short-term incentive program each year, including the minimum performance threshold that must be attained before any annual bonus may become payable, the maximum bonus that may become payable to each participant, the applicable performance goals, and the weighting, payout parameters and specific targets for each performance goal.
The terms of the 2016 short-term incentive program required that the Company attain a minimum threshold of 95% of budgeted Adjusted EBITDA (as defined below) for fiscal year 2016 before any amount of the annual bonus would become payable to the NEOs. The Compensation Committee used Adjusted EBITDA in order to effectively tie the compensation to our operating results. If this minimum threshold was achieved, then each NEO was eligible to earn an annual bonus based on such NEO’s target bonus which is expressed as a percentage of annual base salary (as described in the table below). For each NEO, 60% of such target bonus was based upon our achievement of Adjusted EBITDA results for fiscal year 2016 (the “Adjusted EBITDA Bonus”), and 40% of such target bonus was determined in the Compensation Committee’s sole discretion (the “Discretionary Bonus”), as described below.
For purposes of determining budgeted Adjusted EBITDA, (i) “EBITDA” is defined as net income before interest expense, income taxes, interest and investment income, and depreciation and amortization, and (ii) “Adjusted EBITDA” is defined as EBITDA plus or minus impairments, gain or loss on disposition and acquisition of assets, income or loss from divested clubs, loss on extinguishment of debt, non-cash and other adjustments, equity-based compensation expense and an acquisition adjustment. However, for purposes of determining annual bonuses under the 2016 short-term incentive program, Adjusted EBITDA excludes the expense associated with payouts under the program and excludes income and expenses attributable to acquisitions unless the budgeted Adjusted EBITDA is modified for such acquisitions.
Adjusted EBITDA Bonus Component. In determining the actual amount of the Adjusted EBITDA Bonus for 2016, the targeted amount of the Adjusted EBITDA Bonus (representing 60% of each NEO’s target bonus) would be decreased or increased to the extent that actual Adjusted EBITDA was less or more than 95% of the budgeted Adjusted EBITDA, such that the ultimate payout would be within a range of 0% to 200% of the targeted amount of the Adjusted EBITDA Bonus, determined by linear interpolation based on the level of Adjusted EBITDA achieved. Specifically, no payout would be made if the minimum threshold of 95% of budgeted Adjusted EBITDA was not met, 50% of the target amount of the Adjusted EBITDA Bonus would become payable if our Adjusted EBITDA for fiscal year 2016 was 95% of budget, 100% of the target amount of the Adjusted EBITDA Bonus would become payable if our Adjusted EBITDA for fiscal year 2016 was 100% of budget, and the payout would be capped at 200% of the target amount of the Adjusted EBITDA Bonus if our Adjusted EBITDA for fiscal year 2016 was 115% of budget or higher.
Discretionary Bonus Component. The amount of the Discretionary Bonus payable under the 2016 short-term incentive program could range from 0% to 40% of each NEO’s target bonus. The actual amount of the Discretionary Bonus payable, if the minimum threshold of 95% of budgeted Adjusted EBITDA was met, would be determined by the Compensation Committee in its sole discretion after taking into account, among other things, our revenue and operating results and individual NEO performance toward those results.

2016 Target Bonuses. In March 2016, the Compensation Committee approved increases to the target short-term incentive bonuses for the NEOs to reflect that the target annual bonus for each of these NEOs was below the 25th percentile of that of the corresponding officer at the Company’s peers. However, in determining the amounts of the increase of the target short-term incentive bonus, the percentile relative to peers was only one factor considered by the Compensation Committee. The Compensation Committee also took into account the executive’s overall responsibilities within and contributions to the Company. The increases were as follows: for Mr. Affeldt, from 80% to 100%; for Mr. Burnett, from 65% to 100%; for Mr. McClellan, from 50% to 70%; for Ms. Keiser, from 50% to 60%. The Compensation Committee also approved an increase for Mr. Feddersen from 50% to 60% to reflect Mr. Feddersen’s greater responsibilities and expanding role in our organization as he became Executive Vice President of Golf and Country Clubs in late 2015. The 2016 target bonuses, reflected in dollars and as a percentage of 2016 base salary, were as follows:

Name	Annual Target Bonus in Dollars	Annual Target Bonus as a Percentage of Salary
Eric L. Affeldt	$650,000	100%
Mark A. Burnett	$500,000	100%
Curtis D. McClellan	$297,500	70%
Ingrid J. Keiser	$210,000	60%
Charles H. Feddersen	$180,000	60%

2016 Short-Term Incentive Payouts. Our Adjusted EBITDA, calculated for purposes of the annual bonus under the 2016 short-term incentive program and excluding the expense associated with payouts under the program, was $252.4 million for fiscal year 2016, which was approximately 94.7% of the budgeted Adjusted EBITDA for fiscal year 2016 of $266.5 million used for purposes of the annual bonus under the 2016 short-term incentive program. As this was below the threshold, no amounts were paid to the NEOs under the 2016 short-term incentive program.

Discretionary Bonuses. Although no bonuses were paid under our 2016 short-term incentive program as the minimum Adjusted EBITDA threshold was not achieved, the Compensation Committee determined to pay discretionary bonuses to each of the NEOs to reflect their increased duties and responsibilities associated with the increased size and complexity of the operations of the Company with its acquisitions of recent years, including the Sequoia Golf acquisition, and additional responsibilities, including their efforts in supporting the centralization and transformation of certain administrative, finance and information technology related improvements and processes. The amount of each bonus was set taking into account the degree to which each of the above items impacted the particular NEO. The table below sets forth the payouts of these discretionary bonuses to each of the NEOs:

Name	2016 Discretionary Bonus
Eric L. Affeldt	$225,000
Mark A. Burnett	$200,000
Curtis D. McClellan	$150,000
Ingrid J. Keiser	$120,000
Charles H. Feddersen	$100,000

Equity-Based Awards
We believe that successful performance over the long term is aided by the use of equity-based awards which creates an ownership culture among our employees that provides alignment with the interests of our stockholders and an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business. In addition, the Compensation Committee, in consultation with Mercer, has taken steps to develop a long-term incentive program that the Compensation Committee believes reflects a performance-based approach with an emphasis on alignment with our stockholders. Awards of equity under our annual 2016 NEO compensation program were allocated 50% to performance-based awards and 50% to time-based awards. If the one-time Adjusted EBITDA-Based PSUs were included, the performance-based awards percentage would have been even greater for each employee.
The Compensation Committee typically grants long-term incentive compensation to the Company’s executive officers annually in the first quarter of the year. The grants are made under the Amended and Restated ClubCorp Holdings, Inc. 2012 Stock Award Plan (the “Stock Plan”) and may also be made at other times of the year for a newly hired or promoted executive officer. The Compensation Committee granted long-term incentive compensation to each of the NEOs in February 2016 under the Stock Plan as reflected in the tables below. For each of Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen, 50% of the annual long-term incentive compensation was in the form of RSAs, which vest over time, and 50% of the award was in the form of TSR-Based PSUs, which vest over time but are subject to adjustment based on performance measures, tied to our total shareholder return compared to the total shareholder return for a selected group of companies as described below. In April 2016, the Compensation Committee granted additional one-time long-term incentive awards in the form of performance-based restricted stock unit awards that vest upon the achievement by the 2017 Same Store Clubs of a specified level of Adjusted EBITDA for fiscal year 2018. When these one-time Adjusted EBITDA-Based PSUs are included, the percentage of awards allocated to PSUs are even higher.
2016 Long-Term Incentive Grants
In February 2016, the Compensation Committee approved long-term incentives for the NEOs, as reflected in the table below. To reflect that the value of the target long-term incentive award for four of our NEOs in 2015 was below the 25th percentile of that of the corresponding officer at the Company’s peers, the Compensation Committee increased the target amounts of long-term incentives granted to these NEOs. The actual amounts of the increases, however, took into account the executive’s overall responsibilities within and contributions to the Company. The amounts of the increases were as follows: for Mr. Affeldt, from $1,100,000 to $2,500,000; for Mr. Burnett, from $600,000 to $750,000; for Mr. McClellan, from $400,000 to $600,000; and for Ms. Keiser, from $300,000 to $400,000. In addition, Mr. Feddersen’s target long-term incentive award was increased from $125,000 to $300,000 to reflect Mr. Feddersen’s greater responsibilities and expanding role in our organization as he became Executive Vice President of Golf and Country Clubs in late 2015. Such increased amounts do not include the Adjusted EBITDA-Based PSUs.

Name	2016 Annual Target Long-Term Incentive Compensation ($)(1)	2016 Restricted Stock Awards (#)	2016 TSR-Based Performance Restricted Stock Units (At Target) (#) (2)
Eric L. Affeldt	$2,500,000	116,388	87,618
Mark A. Burnett	$750,000	34,917	26,285
Curtis D. McClellan	$600,000	27,933	21,028
Ingrid J. Keiser	$400,000	18,622	14,019
Charles H. Feddersen	$300,000	13,967	10,514
______________________________

(1)
The target number of the TSR-Based PSUs (as defined below) was calculated using the average closing price of our common stock over all trading days that occurred in January 2016 ($14.27 per share), while the target value of the Restricted Stock Awards is calculated based on the closing price of our common stock on the day prior to grant ($10.74).

(2)
The 2016 Performance Restricted Stock Units consist of TSR-Based PSUs granted on February 19, 2016 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels.

In February 2016, the Compensation Committee determined that the Company's fiscal year 2018 Adjusted EBITDA performance goal could be supported by one-time grants of Adjusted EBITDA-Based PSUs to its NEOs, which vest upon the achievement by the 2017 Same Store Clubs (as defined below), on a consolidated basis, of $300 million in Adjusted EBITDA for fiscal year 2018 (see goals set forth in chart under the “Performance Restricted Stock Units -- Adjusted EBITDA-Based PSUs” section, below) and that such awards could also help increase the aforementioned low NEO percentile compensation levels relative to peers while encouraging retention. “2017 Same Store Clubs” means clubs that have been fully operational for one fiscal year as of December 27, 2016, and excluding any newly acquired or opened clubs, clubs added under management agreements or divested clubs in fiscal year 2016, fiscal year 2017 or fiscal year 2018 with clubs held for sale being considered same store until they are divested and divested clubs being removed from the same store classification. A chart showing the performance goals and effect on vesting is set forth in the “Performance Restricted Stock Units -- Adjusted EBITDA-Based PSUs” section, below.

The Compensation Committee determined that setting the target values of Adjusted EBITDA-Based PSUs at approximately each NEO’s annual base salary would provide a significant incentive to each NEO to achieve the performance goal and also was sufficiently high to be retentive. The Adjusted EBITDA-Based PSUs were granted in April 2016. The number of Adjusted EBITDA-Based PSUs granted and the target value of such awards are set forth in the table below.

Name	2016 Target Value of Adjusted EBITDA Based Performance Restricted Stock Units ($)(1)	Number of Adjusted EBITDA-Based Performance Restricted Stock Units Granted (At Target) (#) (2)
Eric L. Affeldt	$650,000	32,338
Mark A. Burnett	$500,000	24,876
Curtis D. McClellan	$425,000	21,144
Ingrid J. Keiser	$300,000	14,925
Charles H. Feddersen	$300,000	14,925
______________________________

(1)	The Compensation Committee divided such target value by a target stock price of $20.10 to get the number of units. The closing stock price on the day of grant (April 12, 2016) was $12.18.

(2)	Granted on April 12, 2016.

Restricted Stock Awards

The RSAs granted in 2016 vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, provided that the NEO is continuously employed by us through the applicable vesting date. Prior to vesting, and so long as they are outstanding, the RSAs receive dividends at the times and in the per share amount paid on shares of our common stock.

Performance Restricted Stock Units
TSR-Based PSUs. The PSUs granted in February 2016 (“TSR-Based PSUs”) provide for the right upon vesting to receive one share of our common stock in exchange for each vested unit. The TSR-Based PSUs granted in 2016 will fully vest on the last day of the three-year performance period (i.e., January 31, 2019) so long as the applicable performance measure is achieved (as described below) and the NEO is continuously employed by us through such vesting date. If the NEO dies or becomes disabled during the twelve month period immediately preceding the last day of the applicable performance period, the NEO will vest in the number of TSR-Based PSUs determined based on the level of achievement described below but prorated for the number of days the NEO was employed during the applicable performance period.
The vesting of the TSR-Based PSUs is subject to the satisfaction of performance measures tied to our total shareholder return compared to the total shareholder return for a selected group of companies, over the three-year performance period. In considering the design of the 2016 TSR-Based PSUs, the Compensation Committee sought to provide alignment between executive compensation and the interests of our stockholders. The Compensation Committee selected total shareholder return as the performance measure because in the judgment of the Compensation Committee, total shareholder return provides an appropriate alignment between the compensation of our NEOs and the return provided to our stockholders over a three-year performance period. Consistent with these objectives, the use of total shareholder return as a performance measure could result in a payout in shares of common stock that is less or greater than the target number of units subject to the award (or no payout if the threshold level of performance is not achieved), as described below.
Total shareholder return is equal to the difference between the value of a share of common stock at the beginning and end of the performance period, plus dividends paid as if reinvested in stock, divided by the value of a share of common stock at the beginning of the performance period. The value of a share of common stock at the beginning of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month immediately preceding such performance period, and the stock price at the end of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month of such performance period. The companies used for purposes of measuring total shareholder return are those companies previously listed on the S&P Leisure Time Services Select Industry Index, which ceased to be published in 2016, on the first day of the applicable performance period (but excluding any such company that ceases to be publicly traded prior to the expiration of such performance period).
The relative total shareholder return targets, and the corresponding payouts expressed as a percentage of the target number of TSR-Based PSUs, are as follows:

Company Total Shareholder Return Relative to Peer Group	Payout as Percentage of Target Award
90th percentile or above	175%
50th percentile	100%
30th percentile	50%
less than 30th percentile	—%
If our total shareholder return is negative, the maximum number of TSR-Based PSUs that may vest will be 100% of the target award for the applicable performance period.
Prior to vesting, each TSR-Based PSU accrues the right to receive a cash payment equal to each dividend paid on one share of our common stock while the unit is outstanding. These dividend equivalent rights are paid at the end of the applicable performance period, depending upon the number of units which vest.
Adjusted EBITDA-Based PSUs. The total number of Adjusted EBITDA-Based PSUs that vest at the end of the performance period is determined as follows, with no interpolation between the thresholds below and payout capped at 100% of target:

Fiscal Year 2018 Adjusted EBITDA (in millions)	Payout as Percentage of Target Award
Less than $295.0	0%
$295.0	25%
$300.0 or more	100%

Threshold Performance Measure Not Achieved for Certain TSR-Based PSUs Granted in 2014: On February 7, 2014, we granted TSR-Based PSUs to our NEOs, which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a two-year performance period ending January 31, 2016 and a three-year performance period ending January 31, 2017. One-third of these TSR-Based PSUs were scheduled to vest on January 31, 2016 and the remaining two-thirds were scheduled to vest on January 31, 2017. These TSR-Based PSUs were granted with a target number of TSR-Based PSUs for each performance period, zero to 175% of which could be earned based on our achievement of the total shareholder return measure. The number of such TSR-Based PSUs that could have been earned by Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen on January 31, 2016, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date, was 4,537, 2,268, 1,588, 1,134 and 454, respectively. On February 17, 2016, the Compensation Committee determined that the Company did not attain the threshold total shareholder return target for the two-year performance period ending January 31, 2016, as the Company’s total shareholder return measure ranked in the 19th percentile (as compared to certain peer group companies), versus the specified threshold of the 30th percentile. As such, the recipients of these awards forfeited the portion of the target number of TSR-Based PSUs for the performance period ending January 31, 2016.

Severance and Change in Control Benefits

None of our NEOs were entitled to any contractual severance protections during 2016. We do not have a formal severance policy and, except as discussed below, do not provide contractual severance protections to our executive officers. However, we have, from time to time, agreed to provide contractual severance protections pursuant to arm’s-length negotiations of an executive officer’s employment (or termination of employment) with us that have provided for continued payment of the executive’s base salary for a number of months during a transition period followed by a lump sum severance payment, accelerated vesting of outstanding long-term incentive awards and continued club membership privileges for a period of time following termination of the executive’s employment. On January 24, 2017, we entered into change in control severance agreements with Mr. Affeldt, Mr. Burnett, Mr. McClellan and Ms. Keiser (as described in detail below under the heading “Change in Control Severance Agreements”). The Compensation Committee approved these change in control severance agreements because the Compensation Committee believes that these agreements help secure the continued employment and dedication of these NEOs as these agreements provide protection to each such NEO if the Company does not retain him or her in certain circumstances following a change in control of the Company. The Compensation Committee also believes that these agreements are reflective of current compensation practices and trends and are important as a recruitment and retention device.

While RSAs do not provide for any acceleration of vesting upon a termination of employment for any reason, PSUs, including TSR-Based PSUs and Adjusted EBITDA-Based PSUs, provide for continued vesting on a pro-rated basis upon a termination due to death or disability. Specifically, if the NEO dies or becomes disabled during the last twelve months of the applicable performance period, the NEO will vest in the number of PSUs determined in accordance with the PSU payout table set forth above as if the NEO had remained employed through the applicable vesting date, but prorated for the number of days the NEO was employed during the performance period.

Change in Control Severance Agreements
On January 24, 2017, we entered into change in control severance agreements with Mr. Affeldt, Mr. Burnett, Mr. McClellan and Ms. Keiser. Each Agreement provides the applicable NEO with certain severance benefits in the event that his or her employment is terminated other than for “cause” (and other than due to death or “disability”) or by the NEO with “good reason”, in each case during the two-year period commencing on the date of a “change in control,” as each such term is defined in the agreements (such termination, a “qualifying termination”). The agreements include a fixed term through December 31, 2018, unless the NEO’s employment is earlier terminated or the term is extended due to an imminent transaction constituting a change in control.

The agreements provide that if a change in control occurs, then with respect to all equity-based awards granted to the NEOs prior to the date the agreements were entered into (other than the Adjusted EBITDA-Based PSUs):

•	all outstanding unvested time-vesting equity awards will immediately vest in full; and

•	all outstanding unvested performance-vesting equity awards will immediately vest in full assuming achievement of the target level of performance.

The agreements provide that, if the NEOs employment is terminated for any reason the NEOs will be paid any unpaid annual bonus in respect of a prior fiscal year.

In addition, the agreements provide the NEOs with the following severance payments and benefits upon a qualifying termination:

•
a lump-sum cash payment equal to (a) 3.0 for Mr. Affeldt or 2.0 for each of the other NEOs, multiplied by (b) the sum of (1) the NEO's annual base salary plus (2) his or her target annual cash bonus award;

•
payment of an amount equal to the annual cash bonus award for the year of termination that the NEO would have earned if he or she had remained employed on the applicable payment date for such bonus prorated based on the number of days that the NEO was employed during such year;

•
payment by us of the NEO's COBRA premiums for continued medical and dental coverage for a period of 36 months (for Mr. Affeldt) or 24 months (for each of the other NEOs) following termination, unless the NEO ceases to receive such COBRA premiums from us or becomes ineligible for COBRA coverage prior to the expiration of the applicable period, in which case the NEO shall instead receive a fully taxable monthly cash payment equal to the amount of the monthly COBRA premium until the earlier of the expiration of the COBRA premium period or such time as the NEO becomes eligible for coverage under another employer group plan;

•
a dues-free recallable “life membership” at a country club of NEO’s choice with “signature gold golf” and “community” privileges, and “O.N.E.” privileges and discounts for a period of 60 calendar months following termination (with such membership subject to certain transfer restrictions); and

•	up to $10,000 for outplacement services.

Each NEO's receipt of severance payments and benefits under their respective agreement is conditioned upon his or her execution of an effective release of claims against us.

Each agreement also contains a 280G best-after-tax cutback, which applies to any payments or benefits the NEOs are entitled to receive that are “excess parachute payments” under the “golden parachute” excise tax rules of the Internal Revenue Code.

Health Benefits
We offer group health insurance coverage to all of our full-time employees. Because our employees, including our executive officers, are not eligible to participate in our group health plans for the first 90 days of their employment, we generally provide any executive who commences employment with us with a lump sum payment (plus a tax gross-up) equal to the difference between what the executive would have paid for health benefits under our plans and the executive’s out-of-pocket costs for COBRA coverage under such executive’s former employer’s plan for a period of 90 days.
Retirement Benefits
We maintain a defined contribution pension plan (the “401(k) Plan”) for all full-time employees with at least six months of service, including our NEOs. The 401(k) Plan provides that each participant may make pre-tax and post-tax contributions pursuant to certain restrictions; however, we do not provide any type of discretionary contribution or matching contribution.
We do not provide any non-qualified deferred compensation or defined benefit pension plans to any of our executive officers.
Perquisites
We typically compensate our executive officers in cash and equity rather than with perquisites, and do not view perquisites as a significant element of our total compensation structure. However, pursuant to our executive relocation policy, we typically reimburse executive officers who are required to relocate in connection with the commencement of their employment with us. In addition, we pay premiums pursuant to a life insurance policy on the life of Mr. Affeldt, which provides a death benefit to Mr. Affeldt’s beneficiaries in the amount of $2 million (and pay Mr. Affeldt a gross-up payment for the taxes incurred on such premiums).
All of our employees, including our executive officers, are entitled to complimentary use of our club facilities and other company-owned properties, as well as discounts on various products and services sold or provided at our facilities. In addition, our executives may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because we do not incur any additional expense in connection with the provision of membership privileges to our executives and because such membership privileges are not substantially different than the general use privileges extended to our employees, we do not consider either club membership or club use privileges to be a company-provided perquisite.
Accounting and Tax Implications
We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation - Stock Compensation (“ASC 718”), which requires us to recognize compensation expense for share-based payments. The Compensation Committee takes into account ASC 718 in determining the amounts of long-term incentive grants to executives and employees.
Section 162(m) of the Internal Revenue Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under our annual bonus program.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report.

The Compensation Committee
Arthur J. Lamb III, Chairman Douglas H. Brooks Janet E. Grove Margaret M. Spellings William E. Sullivan

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table provides summary information concerning compensation paid to or earned by each of our NEOs for services provided to us during the fiscal years ended December 27, 2016, December 29, 2015 and December 30, 2014:

Name and Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan (3)	All Other		Total
Eric L. Affeldt	2016	$650,000	$225,000	$1,802,105	$—	$6,524	(4)	$2,683,629
Chief Executive Officer	2015	$650,000	$260,000	$1,175,693	$156,000	$6,524		$2,248,217
	2014	$650,000	$277,700	$942,214	$280,800	$6,524		$2,157,238
Mark A. Burnett	2016	$484,615	$200,000	$540,635	$—	—		$1,225,250
President and Chief	2015	$400,000	$130,000	$641,302	$78,000	—		$1,249,302
Operating Officer	2014	$400,000	$188,900	$471,115	$140,400	—		$1,200,415
Curtis D. McClellan	2016	$413,462	$150,000	$432,502	$—	—		$995,964
Chief Financial Officer and Treasurer	2015	$350,000	$87,500	$427,535	$52,500	—		$917,535
	2014	$350,000	$129,800	$329,775	$94,500	—		$904,075
Ingrid J. Keiser	2016	$342,313	$120,000	$288,337	$—	—		$750,650
General Counsel, Secretary and Executive	2015	$300,000	$75,000	$320,660	$45,000	$—		$740,660
Vice President of People Strategy	2014	$300,000	$121,300	235,566	$81,000	$—		$737,866
Charles H. Feddersen	2016	$300,000	$100,000	$216,256	$—	—		$616,256
Executive Vice President, Golf and
Country Clubs
______________________________

(1)
Because the minimum Adjusted EBITDA threshold for fiscal year 2016 was not achieved for the short-term incentive program, neither the Adjusted EBITDA component nor the Discretionary Bonus component of the annual bonuses granted thereunder were paid, accordingly the amounts in this column represent discretionary bonuses the Compensation Committee determined to award each of Mr. Affeldt, Mr. Burnett, Mr. McClellan, Ms. Keiser and Mr. Feddersen, as discussed above in the section entitled “Compensation Discussion and Analysis-Short-Term Incentives-Annual Short-Term Incentive Program”.

(2)
Amounts reflect the aggregate grant date fair value of each RSA and PSU granted in 2016, as determined in compliance with ASC 718. For additional information about the assumptions we used in calculating these amounts, see Note 2 in our Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Equity-Based Awards, found in our Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which is incorporated herein by reference.

The grants made in 2016 reflect long-term incentives comprised of (i) RSAs that vest ratably in one-third increments in each of 2017, 2018 and 2019, upon the satisfaction of time vesting requirements, (ii) TSR-Based PSUs that vest in 2019 based on a three-year performance period, upon the satisfaction of time vesting requirements and the applicable performance requirements and (iii) Adjusted EBITDA-Based PSUs that vest based on the achievement (by the 2017 Same Store Clubs), on a consolidated basis, of a specified level of Adjusted EBITDA for fiscal year 2018. See “Compensation Discussion and Analysis—Restricted Stock Awards” and “—Performance Restricted Stock Units” for additional information about these long-term incentives. The amounts do not reflect actual compensation realized by the named executive officers in 2016 and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

The grant date fair value for the RSAs is determined by multiplying the number of shares granted by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the TSR Based-PSUs was estimated on the date of grant using a Monte Carlo simulation analysis which generates a distribution of possible future stock prices for Holdings and the peer group from the grant date to the end of the applicable performance period and that the units will vest and not be forfeited. For the period presented, it was determined that it was not probable the Adjusted EBITDA-Based PSUs would vest, thus their grant date fair value is zero; this evaluation is re-assessed up to the date of measurement of the performance criteria. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of TSR-Based PSUs, the aggregate grant date fair value of the TSR-Based PSUs granted in 2016 would be as follows: Mr. Affeldt, $1,015,055; Mr. Burnett, $304,512; Mr. McClellan, $243,609; Ms. Keiser, $162,410; and Mr. Feddersen, $121,805. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of one-time Adjusted EBITDA-Based PSUs, the aggregate grant date fair value of the Adjusted EBITDA-Based PSUs granted in 2016 would be as follows: Mr. Affeldt, $393,877; Mr. Burnett, $302,990; Mr. McClellan, $257,534; Ms. Keiser, $181,787; and Mr. Feddersen, $181,787.

(3)
Because the minimum Adjusted EBITDA threshold for fiscal year 2016 was not achieved for the short-term incentive program, neither the Adjusted EBITDA component nor the Discretionary Bonus component of the annual bonuses granted thereunder were paid.

(4)	Represents a payment of (i) $4,740 as reimbursement for a premium paid by Mr. Affeldt pursuant to his life insurance policy and (ii) $1,784 as a tax gross-up on the amount of the premium.

Grants of Plan-Based Awards in Fiscal Year 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric L. Affeldt	2/19/2016							116,388	1,222,074
	2/19/2016				43,809	87,618	153,332		580,031
	4/12/2016				8,085	32,338	32,338		—
		195,000	390,000	780,000
Mark A. Burnett	2/19/2016							34,917	366,629
	2/19/2016				13,143	26,285	45,999		174,007
	4/12/2016				6,219	24,876	24,876		—
		150,000	300,000	600,000
Curtis D. McClellan	2/19/2016							27,933	293,297
	2/19/2016				10,514	21,028	36,799		139,205
	4/12/2016				5,286	21,144	21,144		—
		89,250	178,500	357,000
Ingrid J. Keiser	2/19/2016							18,622	195,531
	2/19/2016				7,010	14,019	24,533		92,806
	4/12/2016				3,731	14,925	14,925		—
		63,000	126,000	252,000
Charles H. Feddersen	2/19/2016							13,967	146,654
	2/19/2016				5,257	10,514	18,400		69,603
	4/12/2016				3,731	14,925	14,925		—
		54,000	108,000	216,000
______________________________

(1)
Amounts represent the threshold, target and maximum amounts payable in respect of the EBITDA Bonus portion of the annual bonuses payable to each of the NEOs pursuant to the 2016 short-term incentive program. As performance criteria were not met, no amounts were approved related to this plan. See “Compensation Discussion and Analysis—Short-Term Incentives—Annual Short-Term Incentive Program” for additional information about these bonuses.

(2)
Amounts represent the threshold, target and maximum amounts that correspond to the number of shares underlying the (i) TSR Based-PSUs that would be earned by each of the NEOs upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively and (ii) the Adjusted EBITDA-Based PSUs that would be earned by each of the NEOs upon the achievement (by the 2017 Same Store Clubs), on a consolidated basis, of a specified level of Adjusted EBITDA for fiscal year 2018. Subject to achievement of the applicable performance measure, the TSR-Based PSUs are scheduled to fully vest on January 31, 2019 and the Adjusted EBITDA-Based PSUs are scheduled to fully vest on December 25, 2018, as long as the NEO is continuously employed by us through such vesting date. See “Compensation Discussion and Analysis—Performance Restricted Stock Units” for additional information about the PSUs.

(3)
The RSAs are scheduled to vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, provided that the NEO is continuously employed by us through the applicable vesting date. See “Compensation Discussion and Analysis—Restricted Stock Awards” for additional information about the RSAs.

(4)
Represents the aggregate grant date fair value of RSAs and PSUs granted in 2016, as determined in compliance with ASC 718. For additional information about the assumptions we used in calculating these amounts, see Note 2 in our Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Equity-Based Awards, found in our Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which is incorporated herein by reference. The grant date fair value for the RSAs is determined by multiplying the number of shares granted by the closing stock price on the grant date of the underlying common stock.

The grant date fair value for the TSR Based-PSUs was estimated on the date of grant using a Monte Carlo simulation analysis which generates a distribution of possible future stock prices for Holdings and the peer group from the grant date to the end of the applicable performance period and that the units will vest and not be forfeited. For the period presented, it was determined that it was not probable the Adjusted EBITDA-Based PSUs would vest, thus their grant date fair value is zero; this evaluation is re-assessed up to the date of measurement of the performance criteria. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of TSR-Based PSUs, the aggregate grant date fair value of the TSR-Based PSUs granted in 2016 would be as follows: Mr. Affeldt, $1,015,055; Mr. Burnett, $304,512; Mr. McClellan, $243,609; Ms. Keiser, $162,410; and Mr. Feddersen, $121,805. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of one-time Adjusted EBITDA-Based PSUs, the aggregate grant date fair value of the Adjusted EBITDA-Based PSUs granted in 2016 would be as follows: Mr. Affeldt, $393,877; Mr. Burnett, $302,990; Mr. McClellan, $257,534; Ms. Keiser, $181,787; and Mr. Feddersen, $181,787.

Outstanding Equity Awards at 2016 Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 27, 2016:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric L. Affeldt	146,468	(3)	$2,123,786	76,723	$1,112,476
Mark A. Burnett	50,912	(4)	$738,224	32,492	$471,134
Curtis D. McClellan	38,747	(5)	$561,832	24,705	$358,223
Ingrid J. Keiser	26,620	(6)	$385,990	17,306	$250,937
Charles H. Feddersen	19,010	(7)	$275,645	11,686	$169,447
______________________________

(1)
Reflects the fair market value of a share as of December 27, 2016, which was determined based on the last reported closing price of our common stock on such date ($14.50) multiplied by the number of shares subject to the RSA or the PSUs, as applicable.

(2)
TSR Based-PSUs were granted on February 7, 2014 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a two-year performance period ending January 31, 2016 and a three-year performance period ending January 31, 2017. As described above under the heading “Compensation Discussion and Analysis-Performance Restricted Stock Units”, the first third of these TSR Based-PSUs was forfeited when the Committee determined on February 19, 2016 that the Company did not attain the threshold total shareholder return for the applicable performance period. Subject to achievement of the applicable performance measure, the remaining two-thirds of the TSR Based-PSUs were scheduled to vest on January 31, 2017, so long as the NEO is continuously employed by us through each such vesting date. The amounts shown in this column include the number of such TSR Based-PSUs that could have been earned by Mr. Affeldt (9,073), Mr. Burnett (4,537), Mr. McClellan (3,176), Ms. Keiser (2,269) and Mr. Feddersen (908), respectively, on January 31, 2017, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. On February 9, 2017, the Compensation Committee determined that the Company did not attain the threshold total shareholder return target for such performance period, and therefore no such TSR Based-PSUs became vested. TSR Based-PSUs were granted on February 5, 2015 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a three-year performance period ending January 31, 2018. Subject to achievement of the applicable performance measure, the TSR Based-PSUs are scheduled to fully vest on January 31, 2018 so long as the NEO is continuously employed by us through such vesting date. The amounts shown in this column include the number of such TSR Based-PSUs that could be earned by Mr. Affeldt (15,756), Mr. Burnett (8,594), Mr. McClellan (5,730), Ms. Keiser (4,297) and Mr. Feddersen (1,791), respectively, on January 31, 2018, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. TSR Based-PSUs were granted on February 19, 2016 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a three-year performance period ending January 31, 2019. Subject to achievement of the applicable performance measure, the TSR Based-PSUs are scheduled to fully vest on January 31, 2019 so long as the NEO is continuously employed by us through such vesting date. The amounts shown in this column include the number of such TSR Based-PSUs that could be earned by Mr. Affeldt (43,809), Mr. Burnett (13,143), Mr. McClellan (10,514), Ms. Keiser (7,010) and Mr. Feddersen (5,257) respectively, on January 31, 2019, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. Adjusted EBITDA-Based PSUs were granted on April 12, 2016 which vest based upon the achievement by the 2017 Same Store Clubs, on a consolidated basis, of a specified level of Adjusted EBITDA for fiscal year 2018. Subject to achievement of the applicable performance measure, the Adjusted EBITDA-Based PSUs are scheduled to fully vest on December 25, 2018 so long as the NEO is continuously employed by us through such vesting date. The amounts shown in this column include the number of such Adjusted EBITDA-Based PSUs that could be earned by Mr. Affeldt (8,085), Mr. Burnett (6,218), Mr. McClellan (5,285), Ms. Keiser (3,730) and Mr. Feddersen (3,730) respectively, on December 25, 2018, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. See “Compensation Discussion and Analysis—Performance Restricted Stock Units” for additional information about these Adjusted EBITDA-Based PSUs.

(3)
Represents the unvested portion in the aggregate of (i) 9,072 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of February 7, 2014, (ii) 21,008 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 5, 2015 and (iii) 116,388 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 19, 2016.

(4)
Represents the unvested portion in the aggregate of (i) 4,536 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of February 7, 2014, (ii) 11,459 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 5, 2015 and (iii) 34,917 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 19, 2016.

(5)
Represents the unvested portion in the aggregate of (i) 3,175 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of February 7, 2014, (ii) 7,639 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 5, 2015 and (iii) 27,933 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 19, 2016.

(6)
Represents the unvested portion in the aggregate of (i) 2,268 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of February 7, 2014, (ii) 5,730 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 5, 2015 and (iii) 18,622 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 19, 2016.

(7)
Represents the unvested portion in the aggregate of (i) 1,749 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of January 17, 2014, (ii) 907 shares subject to RSAs that are scheduled to vest on the third anniversary of the date of grant of February 7, 2014, (iii) 2,387 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 5, 2015 and (iv) 13,967 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 19, 2016.

Stock Vested in Fiscal Year 2016
The following table provides information regarding the amounts received by our NEOs upon the vesting of RSAs during fiscal year 2016 (no PSUs vested in 2016):

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized ($)(1)
Eric L. Affeldt	19,577	207,908
Mark A. Burnett	10,266	109,021
Curtis D. McClellan	6,995	74,283
Ingrid J. Keiser	5,133	54,512
Charles H. Feddersen	3,850	45,693
______________________________

(1)
Reflects the fair market value of the shares received by the NEOs based on our respective closing stock prices on the dates of vesting, or on the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day.

Executive Offer Letters
Eric L. Affeldt
We issued an employment offer letter to Mr. Affeldt, effective as of March 1, 2011, pursuant to which he continues to serve as our Chief Executive Officer, and as a member of our Board of Directors. As of December 27, 2016, Mr. Affeldt’s annual base salary was $650,000.
Prior to joining us as Chief Executive Officer, Mr. Affeldt was a principal at KSL. Previously, Mr. Affeldt was compensated solely by a KSL affiliate, which compensation package included a pro-rata share in the carried interest payable to certain KSL affiliates on account of profits earned by KSL’s affiliates’ investments in us, among other companies. Mr. Affeldt retained a portion of such total carried interest from such KSL’s affiliates’ investment, which interest remains subject to the same terms and conditions as if Mr. Affeldt had remained a principal in KSL, except that continued vesting of the carried interest is subject to Mr. Affeldt’s continued employment with us. As of December 27, 2016, 80% of that carried interest was vested.
Mark A. Burnett
We issued an employment offer letter to Mr. Burnett, effective as of December 1, 2006, pursuant to which he commenced serving as our Executive Vice President of Golf and Country Club Operations. In October 2013, Mr. Burnett was appointed as our Chief Operating Officer. In July 2016, Mr. Burnett was appointed as our President. As of December 27, 2016, Mr. Burnett’s annual base salary was $500,000.
Curtis D. McClellan
We issued an employment offer letter to Mr. McClellan, effective as of November 24, 2008, pursuant to which he commenced serving as our Chief Financial Officer and Treasurer. As of December 27, 2016, Mr. McClellan’s annual base salary was $425,000.
Ingrid J. Keiser
We issued an employment offer letter to Ms. Keiser, effective as of July 9, 2007, pursuant to which she commenced serving as our Chief Legal Officer. In July 2008, Ms. Keiser was appointed as our General Counsel, Secretary and Executive Vice President of People Strategy. As of December 27, 2016, Ms. Keiser’s annual base salary was $350,000.
Charles H. Feddersen
We issued an employment offer letter to Mr. Feddersen, effective as of October 21, 2015, pursuant to which he commenced serving as our Executive Vice President of Golf & Country Clubs in November 2015. Previously, he served as our Senior Vice President, Business, Sports & Alumni Clubs from January 2014 to November 2015. As of December 27, 2016, Mr. Feddersen’s annual base salary was $300,000.

Confidentiality and Non-Solicitation Agreements

Each of our NEOs has executed our standard Confidentiality and Non-Solicitation Agreement, pursuant to which each NEO has agreed, among other things, to refrain, for a period of one year after termination of his or her employment, from recruiting or soliciting for hire any employee employed by us during the sixty-day period preceding his or her termination of employment.

ClubCorp Holdings, Inc. Stock Plan
We adopted the Stock Plan on March 15, 2012 and amended and restated the Stock Plan on August 2, 2013 and August 14, 2013. The Stock Plan provides for an aggregate amount of no more than 4,000,000 shares of common stock to be available for awards. No more than 4,000,000 shares of common stock may be issued upon the exercise of incentive stock options. No single participant may be granted awards of options and stock appreciation rights with respect to more than 1,000,000 shares of common stock in any one year. No more than 1,000,000 shares of common stock may be granted under the Stock Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under the Stock Plan for any single year during a performance period is $5.0 million. As of May 26, 2017, 2,053,749 shares of our common stock were subject to outstanding awards under the Stock Plan. If any award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy a participant’s tax withholding obligation will not be available for re-grant under the Stock Plan. If there is any change in our corporate capitalization, the Compensation Committee will make or recommend to our Board of Directors for approval substitutions or adjustments to the number of shares reserved for issuance under the Stock Plan, the number of shares covered by awards then outstanding under the Stock Plan, the limitations on awards under the Stock Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate in its sole discretion.
The Stock Plan provides for the grant of stock options, RSAs, restricted stock units, performance-based awards and other equity-based incentive awards. To date, we have granted restricted stock awards, restricted stock units and PSUs under the Stock Plan. The Compensation Committee administers the Stock Plan and selects eligible executives, directors, and employees of, and consultants to, us and our subsidiaries, to receive awards under the Stock Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Stock Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Stock Plan, and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
In the event of a change in control, the Compensation Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Stock Plan will become fully vested and that performance compensation awards will vest, as determined by the Compensation Committee, based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The Compensation Committee can also provide otherwise in an award agreement under the Stock Plan. Under the Stock Plan, a change in control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any person or group other than to affiliates of KSL; (ii) any person or group, other than affiliates of KSL, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of our outstanding voting stock; or (iii) the replacement of a majority of our Board of Directors.

Director Compensation
During the fiscal year ended December 27, 2016, only our non-employee directors received compensation for their service as directors. Mr. Affeldt received no compensation for his service on our Board of Directors and only received compensation for his service as an employee, as shown in the Summary Compensation Table, as described above in “Executive Compensation—Summary Compensation Table”.
Our non-employee director compensation program consists of:

•
an annual retainer equal to $150,000, with an initial split of $80,000 in cash and $70,000 in restricted stock, with the cash portion to be paid quarterly in equal installments and the restricted stock to be granted annually with a one-year vesting provision. The number of shares of restricted stock to be granted will be determined by dividing $70,000 by the adjusted closing price of our common stock.

•	an annual cash retainer of $40,000 for the Chairperson, payable in quarterly installments;

•	an annual cash retainer of $20,000 for the Chairperson of the Audit Committee, payable in quarterly installments; and

•	reimbursement for all out-of-pocket expenses incurred in performance of their duties as directors.

As is the case for our executive officers, our directors are entitled to complimentary use of our facilities and to discounts on products and services sold or provided at our facilities, and they may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because such privileges are not substantially different than those extended to our employees and do not cause us to incur any additional expense, we do not consider either club membership or club use privileges to be a company-provided perquisite.
The following table sets forth total compensation awarded to or earned by each of our non-employee directors during the fiscal year ended December 27, 2016:

Name	Fees Earned Or Paid In Cash(1)	Stock Awards(2)	Total
John A. Beckert	$120,000	$68,947	$188,947
Douglas H. Brooks	$90,000	$68,947	$158,947
Louis J. Grabowsky	$95,833	$68,947	$164,780
Janet E. Grove	$80,000	$68,947	$148,947
Arthur J. Lamb III	$26,667	$68,947	$95,614
Margaret M. Spellings	$80,000	$68,947	$148,947
William E. Sullivan	$94,167	$68,947	$163,114
______________________________

(1)
In 2016, we paid our non-employee directors an annual cash retainer of $80,000, plus additional retainers in the amounts of $40,000 and $20,000 to the Chairperson and the Chairperson of the Audit Committee, respectively. Mr. Lamb was paid a pro rata portion of the annual cash retainer for his board service beginning on June 10, 2016. Additionally, Mr. Brooks and Mr. Grabowsky each received $10,000 for their service on the Strategic Review Committee.

(2)
On June 10, 2016, our non-employee directors each received 5,320 shares of restricted stock with a grant date fair value of $68,947, as determined in compliance with ASC 718. The grant date fair value for the restricted stock is determined by multiplying the number of shares of restricted stock granted by the closing stock price on the grant date of the underlying common stock ($12.96 on June 10, 2016). The number of shares of restricted stock granted was determined by dividing $70,000 by the adjusted closing price of our common stock on the day prior to the grant. As of December 27, 2016, each of our non-employee directors held 5,320 outstanding shares of restricted stock.

ITEM 2 ON THE PROXY CARD
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) we are providing our stockholders with an advisory vote on named executive officer compensation (a “say-on-pay” vote). The say-on-pay vote is an advisory (non-binding) vote on the 2016 compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.
As described in detail in the Compensation Discussion and Analysis section above we believe our executive compensation program provides a competitive total compensation opportunity, provides for individual officer performance to be appropriately awarded and strongly aligns the interests of our named executive officers and stockholders.
We seek your advisory vote on the compensation of our named executive officers as described above under “Compensation Discussion and Analysis” and under “Compensation of Executive Officers.” The vote applies only with respect to our named executive officers, and not to our directors’ compensation. This say-on-pay vote is not intended to address any specific element of compensation, but rather the compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Nevertheless, our Compensation Committee and our Board of Directors value the input of our stockholders and will review the voting results and consider them when making decisions in the future regarding our executive compensation program.
Accordingly, we invite you to vote on the following resolution at the 2017 Annual Meeting of Stockholders.
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.
The Board of Directors recommends a vote FOR the advisory vote to approve named executive officer compensation.

ITEM 3 ON THE PROXY CARD
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2004. In April 2017, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements for the fiscal year ending December 26, 2017 and the effectiveness of our internal control over financial reporting as of December 26, 2017. You are being asked to ratify and confirm that selection at the annual meeting.
Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the selection of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.
Independent Registered Public Accounting Firm’s Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for the fiscal years ended December 27, 2016 and December 29, 2015, are as follows:

	2016	2015
	(in thousands)
Audit Fees	$2,769	$3,769
Audit-Related Fees(1)	$—	$922
Tax Fees(2)	$374	$435
______________________________

(1)	Audit-Related Fees in fiscal year 2015 consisted of fees related to the amendment of our credit facility, secondary offerings of our common stock and diligence costs associated with acquisitions.

(2)	Tax Fees consist principally of tax compliance and tax planning fees.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting. However, pre-approval is not required for non-audit services (other than prohibited non-audit services) if the aggregate amount of all such services constitutes no more than five percent of the total amount of fees paid by the Company to its independent registered public accounting firm during the year in which the services are provided, the services were not recognized by the Company to be non-audit services, and such services are promptly brought to the attention of the Committee and properly approved prior to the completion of the audit. For fiscal year 2016, no non-audit services were provided without pre-approval.
In 2013, the Audit Committee adopted a Pre-Approval of Independent Auditor Services Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairperson of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that the chairperson advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.
The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 27, 2017 (our “Annual Report on Form 10-K”) and Amendment No. 1 to such Annual Report on Form 10-K/A filed with the SEC on March 27, 2017 (“Amendment No. 1”) and Amendment No. 2 to such Annual Report on Form 10-K/A filed on April 26, 2017 (“Amendment No. 2”). Each of these documents contains important information about the Company and our financial condition. A copy of each of our Annual Report on Form 10-K and Amendment No. 1 accompany this proxy statement. The information contained in Amendment No. 2 is duplicative of information contained in this proxy statement.

The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

Important Notice: Our 2017 Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 27, 2016, Amendment No. 1 and Amendment No. 2 are available free of charge on our website at ir.clubcorp.com by clicking “Financial Information” and then clicking “SEC Filings”. Any additional documents that the Company incorporates by reference into this proxy statement will also be available at that location. These documents are and will also be included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K, Amendment No. 1, Amendment No. 2 and any additional documents incorporated herein by reference at your request. Please direct all inquiries to our Investor Relations Department at ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, or by email at clubcorp.investor.relations@clubcorp.com.

ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
The SEC’s rules require our directors, executive officers and chief accounting officer and persons who beneficially own more than 10% of our common stock to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 27, 2016, all required filings applicable to our executive officers, chief accounting officer, directors and owners of more than 10% of our common stock were made and that such persons were in compliance with the Exchange Act requirements, with the exception of the following:
On January 13, 2016, Andrew V. Miller was appointed as our Executive Vice President of Membership. The Form 3 required in connection with this appointment was filed on February 11, 2016.
Stockholder Proposals and Director Nominations and Recommendations
Proposals for Inclusion in the Proxy Statement. Stockholders may, pursuant to Rule 14a-8 under the Exchange Act, present proposals for inclusion in the Company’s proxy statement and for consideration at the 2017 Annual Meeting of Stockholders. In order to be included in the proxy statement for the 2018 Annual Meeting of Stockholders, any such proposal must be delivered to our Secretary no later than February 2, 2018, and must otherwise comply with the requirements of Rule 14a-8.
Proposals and Director Nominations not Included in the Proxy Statement. Our bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations made by stockholders. This procedure applies to proposals and nominations that are intended to be brought before an annual meeting of the stockholders but not intended to be included in our proxy statement. In general, notice of any such proposal or nomination must be delivered to our Secretary between March 12, 2018 and April 11, 2018, to be presented at the Company’s 2018 Annual Meeting of Stockholders. The notice must contain specified information as set forth in our bylaws. In the case of director nominations by stockholders, the required information includes information about the nominee(s) that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

If a stockholder who has notified the Company of his, her or its intention to make a proposal or nomination at an annual meeting does not appear or send a qualified representative, the proposal or nomination will not be presented for a vote at the meeting.
Director Recommendations. If a stockholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit the recommendation to our Secretary for consideration by the Nominating and Corporate Governance Committee with respect to the 2018 Annual Meeting of Stockholders. Nominees who are recommended by stockholders in accordance with these procedures will be considered by the Nominating and Corporate Governance Committee on a substantially similar basis as other nominees considered by such committee.
Notices, proposals, and director nominations and recommendations should be mailed to:
ClubCorp Holdings, Inc.
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234
Attention: Secretary
Householding—Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by (a) mail at ClubCorp Holdings, Inc., Attention: Investor Relations, 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, (b) telephone at (972) 888-7495, or (c) e-mail at clubcorp.investor.relations@clubcorp.com. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your proxy materials for the 2017 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.
Other Business
We do not expect any business to come up for stockholder vote at the meeting other than the items identified in this notice and proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.
No Incorporation by Reference of the Audit Committee Report and the Compensation Committee Report
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our website is not part of this document.
Questions
If you have any questions or need more information about the annual meeting, write to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary
or call our Investor Relations department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.
Transfer Agent Information
Computershare Trust Company, N.A., or Computershare, is the transfer agent for the common stock of ClubCorp Holdings, Inc. Computershare can be reached at (800) 522-6645 or via email at web.queries@computershare.com. You should contact Computershare if you are a registered stockholder and have a question about your account, if your stock certificate has been lost or stolen, or if you would like to report a change in your name or address. Computershare can be contacted as follows:

Regular, Registered or Overnight Mail
Computershare Investor Services
211 Quality Circle
Suite 210
College Station, Texas 77845
Telephone Inquiries
(800) 522-6645, or TTY for hearing impaired: (201) 680-6610
Foreign Stockholders: (210) 680-6578
Notices and Requests
All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Secretary should be sent to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary

By Order of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy
Dallas, Texas
June 2, 2017

ANNEX A

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
________________________________________________________________________________________________________________________

	FY10	FY11	FY12	FY13	FY14	FY15	FY16
Net income (loss)	$252,663	$(35,622)	$(26,992)	$(40,680)	$13,329	$(9,573)	$4,025
Interest expense	61,236	84,746	89,369	83,669	65,209	70,672	87,188
Income tax expense (benefit)	57,107	(16,421)	(7,528)	1,681	(41,469)	1,629	1,348
Interest and investment income	(714)	(138)	(1,212)	(345)	(2,582)	(5,517)	(608)
Depreciation and amortization	91,700	93,035	78,286	72,073	80,792	103,944	107,200
EBITDA	461,992	125,600	131,923	116,398	115,279	161,155	199,153
Impairments and disposition of assets (1)	3,556	10,772	15,687	14,502	12,843	24,546	16,974
Loss (income) from divested clubs (2)	7,237	(1,277)	9,223	(1,707)	(1,097)	25	751
Loss on extinguishment of debt (3)	(334,423)	—	—	16,856	31,498	2,599	—
Non-cash adjustments (4)	(1,881)	(37)	1,865	3,929	2,007	2,008	255
Acquisition related costs (5)	—	1,629	837	1,211	10,568	4,965	1,409
Capital structure costs (6)	752	2,087	51	824	8,785	10,047	1,840
Centralization and transformation costs (7)	—	—	—	30	1,330	8,495	9,806
Other adjustments (8)	2,161	11,858	2,349	8,069	4,632	7,397	5,076
Equity-based compensation expense (9)	—	—	—	14,217	4,303	4,970	7,005
Deferred revenue adjustment (10)	9,274	5,006	2,560	1,306	5,644	7,111	5,419
Adjusted EBITDA	$148,668	$155,638	$164,495	$175,635	$195,792	$233,318	$247,688

	FY10	FY11	FY12	FY13	FY14	FY15	FY16
Net cash provided by operating activities	$148,280	$74,614	$96,888	$93,693	$129,158	$152,270	$157,654
Interest expense	61,236	84,746	89,369	83,669	65,209	70,672	87,188
Income tax expense (benefit)	57,107	(16,421)	(7,528)	1,681	(41,469)	1,629	1,348
Interest and investment income	(714)	(138)	(1,212)	(345)	(2,582)	(5,517)	(608)
Loss (income) from divested clubs (2)	7,237	(1,277)	9,223	(1,707)	(1,097)	25	751
(Gain) loss on extinguishment of debt (3)	(334,423)	—	—	16,856	31,498	2,599	—
Non-cash adjustments (4)	(1,881)	(37)	1,865	3,929	2,007	2,008	255
Acquisition related costs (5)	—	1,629	837	1,211	10,568	4,965	1,409
Capital structure costs (6)	752	2,087	51	824	8,785	10,047	1,840
Centralization and transformation costs (7)	—	—	—	30	1,330	8,495	9,806
Other adjustments (8)	2,161	11,858	2,349	8,069	4,632	7,397	5,076
Deferred revenue adjustment (10)	9,274	5,006	2,560	1,306	5,644	7,111	5,419
Certain adjustments to reconcile net income (loss) to operating cash flows (11)	199,639	(6,429)	(29,907)	(33,581)	(17,891)	(28,383)	(22,450)
Adjusted EBITDA	$148,668	$155,638	$164,495	$175,635	$195,792	$233,318	$247,688
______________________

(1)
Includes non-cash impairment charges related to property and equipment and intangible assets and loss on disposals of assets (including property and equipment disposed of in connection with renovations).

(2)	Net income or loss from discontinued operations and divested clubs that do not qualify as discontinued operations in accordance with GAAP.

(3)	Includes loss on extinguishment of debt calculated in accordance with GAAP.

(4)
Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. (“CCI”) in 2006 by affiliates of KSL Capital Partners, LLC (“KSL”) and expense recognized for our long-term incentive plan related to fiscal years 2011 through 2013.

(5)	Represents legal and professional fees related to the acquisition of clubs, including the acquisition of Sequoia Golf on September 30, 2014.

(6)
Represents legal and professional fees related to our capital structure, including debt issuance and amendment costs, equity offering costs and other charges incurred in connection with the reorganization of CCI, which was effective as of November 30, 2010 (“ClubCorp Formation.”)

(7)
Includes fees and expenses associated with initial compliance with Section 404(b) of the Sarbanes-Oxley Act, which were primarily incurred in fiscal year 2015 and the twelve weeks ended March 22, 2016, and related centralization and transformation of administrative processes, finance processes and related IT systems.

(8)
Represents adjustments permitted by the credit agreement governing the Secured Credit Facilities including cash distributions from equity method investments less equity in earnings recognized for said investments, income or loss attributable to non-controlling equity interests of continuing operations and management fees, termination fee and expenses paid to an affiliate of KSL.

(9)	Includes equity-based compensation expense, calculated in accordance with GAAP, related to awards held by certain employees, executives and directors.

(10)
Represents estimated deferred revenue, calculated using current membership life estimates, related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006 and the acquisition of Sequoia Golf on September 30, 2014.

(11)
Includes the following adjustments to reconcile net loss to net cash provided by operating activities from our Consolidated Statements of Cash Flows: Net change in prepaid expenses and other assets, net change in receivables and membership notes, net change in accounts payable and accrued liabilities, net change in other current liabilities, bad debt expense, equity in loss (earnings) from unconsolidated ventures, gain on investment in unconsolidated ventures, distribution from investment in unconsolidated ventures, debt issuance costs and term loan discount, accretion of discount on member deposits, net change in deferred tax assets and liabilities and net change in other long-term liabilities. Certain other adjustments to reconcile net income (loss) to net cash provided by operating activities are not included as they are excluded from both net cash provided by operating activities and Adjusted EBITDA.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Eric L. Affeldt   02 Arthur J. Lamb III   03 Margaret M. Spellings   04 Simon M. Turner

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

NOTE: In their discretion, the persons named as proxies on the reverse of this card are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s)thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report & Proxy Statement are available at www.proxyvote.com

CLUBCORP HOLDINGS, INC.
Annual Meeting of Shareholders
July 10, 2017
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric L. Affeldt, Curtis D. McClellan and Ingrid J. Keiser, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CLUBCORP HOLDINGS, INC. that the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at 9:00 AM, CDT on July 10, 2017, at La Cima Club, 5215 North O'Connor Boulevard, The Tower at Williams Square, Suite 2600, Irving, Texas 75039 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000339565_2 R1.0.1.15

Continued and to be signed on reverse side